                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to sec. 240.14a-11(c) or sec.240.14a-12

Integrated Technology USA, Inc.
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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:


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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and show how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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[X] Fee paid previously with preliminary materials.

Fee was $0

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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


                         Integrated Technology USA, Inc.
                         444 Madison Avenue, 38th Floor
                            New York, New York 10022



Dear stockholders of Integrated Technology USA, Inc.:

         You are invited to attend the annual meeting of stockholders of Integrated Technology USA, Inc. ("Integrated") to be held on September 15, 1999, at 9:30 a.m., local time, at 1585 Broadway, 26th Floor, New York, New York 10036.

         At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 22, 1999 (the "Merger Agreement"), among Integrated, Empire Resources, Inc., a Delaware corporation ("Empire"), Empire Resources Pacific Ltd., a Delaware corporation ("Empire-Pacific"), and the stockholders of Empire and Empire-Pacific. The Merger Agreement provides for, among other things, that:

         o    Integrated will merge with Empire;

         o the certificate of incorporation of the surviving corporation will be amended to change the name of the surviving corporation to "Empire Resources, Inc.";

         o there will be issued to the stockholders of Empire an aggregate of 9,384,761 shares of common stock of the surviving corporation, of which 3,824,511 shares will be deposited into escrow and be subject to an earn-out formula described herein; and

         o the board of directors of the surviving corporation will have nine members, comprised of four current directors of Integrated and five new directors that have been designated by Empire.

         The Integrated board of directors believes that the merger is fair to you, and is in your best interests, and recommends a vote "for" the proposal to approve and adopt the Merger Agreement.

         At the meeting, you will also be asked to elect directors and ratify the appointment of KPMG LLP (effective upon completion of the merger) as independent auditors for the fiscal year ending December 31, 1999.

         It is important that your shares be represented at the meeting, regardless of the number of shares you own. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the meeting. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                              Sincerely,

                                              William Spier
                                              Acting Chief Executive Officer



         This proxy statement is dated August 6, 1999, and is expected to be first mailed to stockholders on August 12, 1999.

                         Integrated Technology USA, Inc.
                         444 Madison Avenue, 38th Floor
                            New York, New York 10022

                    Notice of Annual Meeting of Stockholders
                        To be held on September 15, 1999

To the stockholders of Integrated Technology USA, Inc.:

         The annual meeting of stockholders of Integrated Technology USA, Inc., a Delaware corporation ("Integrated"), will be held on September 15, 1999, at 9:30 a.m., local time, at 1585 Broadway, 26th Floor, New York, New York 10036, for the following purposes:

         1. You will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 22, 1999 (the "Merger Agreement"), among Integrated, Empire Resources, Inc., a Delaware corporation ("Empire"), Empire Resources Pacific Ltd., a Delaware corporation ("Empire-Pacific"), and the stockholders of Empire and Empire-Pacific. The Merger Agreement provides for, among other things, that:

         o    Integrated will merge with Empire;

         o the certificate of incorporation of the surviving corporation will be amended to change the name of the surviving corporation to "Empire Resources, Inc.";

         o there will be issued to the stockholders of Empire an aggregate of 9,384,761 shares of common stock of the surviving corporation, of which 3,824,511 shares will be deposited into escrow and be subject to an earn-out formula described herein; and

         o the board of directors of the surviving corporation will have nine members, comprised of four current directors of Integrated and five new directors that have been designated by Empire.

         2. You will be asked to elect as directors the nominees identified herein.

         3. You will be asked to ratify the appointment of KPMG LLP (effective upon completion of the merger) as independent auditors for the fiscal year ending December 31, 1999.

         The Integrated board of directors believes that the merger is fair to you, and is in your best interests, and recommends a vote "for" the proposal to approve and adopt the Merger Agreement. The Integrated board also recommends a vote "for" each of the other proposals.

         The board of directors of Integrated has fixed the close of business on July 19, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. Only holders of record of shares of Integrated common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.

         Your vote is important. Even if you plan to attend the meeting in person, we request that you sign and return the enclosed proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                             By Order of the Board of Directors,

                                             William Spier
                                             Acting Chief Executive Officer

                                TABLE OF CONTENTS

         QUESTIONS AND ANSWERS ABOUT THE MERGER................................1

         CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS................4

         WHERE YOU CAN FIND MORE INFORMATION...................................4

         INCORPORATION BY REFERENCE............................................4

         SUMMARY...............................................................5

         INTEGRATED SELECTED HISTORICAL FINANCIAL DATA........................16

         EMPIRE COMPANIES SELECTED HISTORICAL FINANCIAL DATA..................17

         UNAUDITED PRO FORMA FINANCIAL STATEMENTS.............................20

         CAPITALIZATION.......................................................27

         MARKET PRICE DATA AND DIVIDEND POLICY................................28

         COMPARATIVE UNAUDITED PER SHARE DATA.................................29

         THE COMPANIES........................................................31

         RISK FACTORS.........................................................31

         THE MEETING..........................................................34

         THE MERGER AND RELATED TRANSACTIONS..................................37

         MATERIAL TERMS OF THE MERGER AGREEMENT...............................45

         MANAGEMENT FOLLOWING THE MERGER......................................53

         BUSINESS OF EMPIRE...................................................59

         EMPIRE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          RESULTS OF OPERATIONS...............................................62

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          FOLLOWING THE MERGER................................................69

         ELECTION OF DIRECTORS................................................71

         RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS..................71

         STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING....................72

         LEGAL MATTERS........................................................72

         INDEPENDENT AUDITORS.................................................72

         EMPIRE RESOURCES, INC. FINANCIAL STATEMENTS.........................F-1
                                 List of Annexes
Annex A-Agreement and Plan of Merger
Annex B-Voting Agreement
Annex C-Employment Agreement with Nathan Kahn
Annex D-Employment Agreement with Sandra Kahn
Annex E-Escrow Agreement
Annex F-Opinion of Seidman & Co., Inc.
Annex G-Annual Report on Form 10-KSB of Integrated Technology USA, Inc. for the year ended December 31, 1998.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       Why are we proposing to merge?

A: Integrated was formerly in the business of designing and marketing certain computer-related products. We completely discontinued these operations at the end of 1997 due to our inability to achieve profitability. Since that time, our only activity has been seeking a business combination opportunity that would enable us to redeploy our remaining cash ($10.1 million at June 30, 1999) into a new operating business. We believe that the merger with Empire, a distributor of value added, semi-finished aluminum products, will enable our stockholders to obtain an interest in an established operating business with a track record of earnings over many years and the potential for future growth.

Q: When is the stockholder meeting relating to the merger and what specific proposals will I be asked to consider?

A: The Integrated annual meeting will take place on September 15, 1999 at 9:30 a.m. At the meeting, Integrated stockholders will be asked to approve and adopt the Agreement and Plan of Merger dated as of February 22, 1999, among Integrated, Empire, Empire- Pacific, and the stockholders of Empire and Empire Pacific.

Q:       What will happen to Integrated if the merger is approved?

A: If the merger is approved, Empire will be merged with and into Integrated, and Integrated will be the surviving corporation. The surviving corporation will continue the business of Empire.

Q:       What will the name of the surviving corporation be?

A: Following the merger, the surviving corporation will continue the business of Empire under the name "Empire Resources, Inc."

Q:       What will the stockholders of Empire receive in the Merger?

A: The surviving corporation in the merger will issue to the stockholders of Empire an aggregate of 9,384,761 shares of common stock of the surviving corporation. However, the stockholders of Empire will be required to deposit 3,824,511 of these shares into escrow. Some or all of the escrowed shares may be released to the stockholders of Empire based on a two-year earn-out formula described herein. Any escrowed shares not required to be released to the stockholders of Empire based on the earn-out formula will be returned to the surviving corporation and canceled. The stockholders of Empire will have the right to vote the shares held in escrow.

Q: What percentage of the surviving corporation will the stockholders of Empire own following the merger?

A: The stockholders of Empire will own approximately 47.5% of the outstanding common stock of the surviving corporation after the merger, assuming none of the escrowed shares are released to the stockholders of Empire, and approximately 60.5%, assuming all of the escrowed shares are released. Such percentages would be reduced to approximately 44.9% and 57.9%, respectively, assuming exercise of certain outstanding options and warrants that provide for an exercise price of $2.00 per share or less.
                                       1

Q:       Who will control the surviving corporation following the merger?

A: Following the merger, Nathan Kahn and Sandra Kahn, the sole stockholders of Empire, will have effective control of the surviving corporation.

Q:       Who will be on the board of directors of the surviving corporation?

A: Following the merger, the board of directors will have nine members. The nine members will include (1) Nathan Kahn and Sandra Kahn, the sole stockholders of Empire, (2) three other directors designated by Empire and (3) four current directors of Integrated.

Q:       Who will the executive officers of the surviving corporation be?

A: Following the merger, (1) Nathan Kahn (currently President of Empire) will become Chief Executive Officer of the Surviving Corporation, (2) Sandra Kahn (currently Secretary and Treasurer of Empire) will become Chief Financial Officer of the Surviving Corporation and (3) Harvey Wrubel (currently an Empire employee) will become Vice President of Sales of the Surviving Corporation.

Q: Will the stockholders of Integrated receive any shares or other payments in connection with the merger?

A: No. The current stockholders of Integrated will not receive any shares or other payments in connection with the merger.

Q: What will happen to the currently outstanding shares of Integrated common stock as a result of the merger?

A: Nothing. These shares will remain outstanding and will not be affected by the merger.

Q:       Should I send in my stock certificates?

A: No. You should keep your stock certificates. They will not be a ffected by the merger.

Q:       What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the September 15, 1999 meeting of Integrated.

Q:       If my shares are held in "street name" by my broker, will my broker
         vote my   shares for me?

A: Your broker will only vote your shares if you provide instructions on how to vote. Without instructions, your shares will not be voted. You should instruct your broker to vote your shares by following the directions provided by your broker. If you do not instruct your broker to vote your shares, this will have the effect of a vote against the proposal relating to approval and adoption of the Merger Agreement and approval of the merger.

Q:       Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy card is voted at the meeting. You can do this in one of three ways. First, you can send Integrated a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q:       What are the tax consequences of the merger to Integrated stockholders?

A: The merger will not have any effect on Integrated stockholders for federal income tax purposes.

Q: Do I have dissenters' rights of appraisal in connection with the merger?

A: No. The stockholders of Integrated do not have any right to an appraisal of the value of their shares in connection with the merger.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this Proxy Statement are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that the business and operations of Integrated and Empire are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date such any such statement is made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this Proxy Statement (except for any information superseded by information in this Proxy Statement). Any information we file with SEC after the date of this Proxy Statement will automatically update and supersede the information contained in this Proxy Statement.

         We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the merger is consummated:

         o    Annual Report on Form 10-KSB for the year ended December 31,1998;
         o Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999; and
         o    Current Report on Form 8-K dated March 9, 1999.

         We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this Proxy Statement (other than the Annual Report on Form 10-KSB for the year ended December 31,1998, which is attached as Annex G to this Proxy Statement). Requests should be directed to: Integrated Technology USA, Inc., Attention:
Corporate Secretary, 444 Madison Avenue, 38th Floor, New York, New York 10022, telephone number: (212) 759-3287 (ext. 122).

         You should rely only on the information provided or incorporated by reference in this Proxy Statement. We have authorized no one to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date on the front of this Proxy Statement.

                                     SUMMARY

         This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposed merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document (including the appendices) and the documents that we have incorporated by reference.

The Companies

     Integrated

         Integrated was formerly in the business of designing and marketing certain computer-related products. Integrated completely discontinued these operations at the end of 1997 due to its inability to achieve profitability. Since that time, Integrated's only activity has been seeking a business combination opportunity that would enable it to redeploy its remaining cash ($10.1 million at June 30, 1999) into a new operating business. Integrated's principal executive offices are located at 444 Madison Avenue, 38th Floor, New York, NY 10022.

     Empire Resources and Empire Resources Pacific

         Empire is a distributor of value added, semi-finished aluminum products. Empire-Pacific is an affiliate of Empire that acts as Empire's sales agent in Australia. Empire-Pacific, which is currently owned by the Empire Stockholders, will become a subsidiary of Empire before the merger is completed. The principal executive offices of Empire and Empire-Pacific (the "Empire Companies") are located at One Parker Plaza, Fort Lee, NJ 07024.

The Integrated Meeting

         The Integrated annual meeting will be held on September 15, 1999, at 9:30 a.m., local time, at 1585 Broadway, 26th floor, New York, New York 10036. At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. At the meeting, you will also be asked to elect directors and ratify the appointment of KPMG LLP (effective upon completion of the merger) as independent auditors for the fiscal year ending December 31, 1999. You are entitled to vote at the meeting if you owned shares of Integrated as of the close of business on July 19, 1999, the record date. At the close of business on the record date, 6,139,401 shares of Integrated common stock were outstanding and entitled to vote at the meeting. You will have one vote at the meeting for each share of Integrated common stock that you owned as of the record date.

Vote Required

         The affirmative vote of a majority of the shares of Integrated common stock entitled to vote at the meeting is required to approve and adopt the Merger Agreement.

         Directors will be elected by a plurality of the votes cast.

         Ratification of the appointment of KPMG LLP (effective upon completion of the merger) as independent auditors for the fiscal year ending December 31, 1999 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Voting Agreements

         The directors of Integrated and certain of their affiliates have agreed that they will vote their shares of Integrated common stock in favor of approval of the Merger Agreement. These directors and affiliates beneficially own an aggregate of 1,761,570 shares of Integrated common stock, which constitutes approximately 28.69% of the outstanding shares. The form of voting agreement is attached as Annex B hereto.

Recommendation of the Board of Directors

         The Integrated board of directors believes that the merger is fair to you, and is in your best interests, and recommends a vote "for" the proposal to approve and adopt the Merger Agreement. This recommendation was made unanimously, except that Simon Kahn (who is the brother of Nathan Kahn) did not participate.

Interest of Certain Directors in the Merger

         In considering the recommendation of the Integrated board with respect to the merger, you should be aware that the directors have certain interests in the merger that are in addition to the interests of the stockholders generally. These interests include, but are not limited to, the vesting of certain options and the modification of certain options. These interests are described under "The Merger and Related Transactions--Conflicts of Interests."

 Fairness Opinion

         On January 19, 1999, Seidman & Co., Inc. delivered to the Integrated board of directors its oral opinion to the effect that, as of that date, the terms of the merger were fair, from a financial point of view, to the stockholders of Integrated. Seidman & Co. has confirmed such opinion by delivery of a written opinion dated February 22, 1999 (the date of the Merger Agreement). The full text of this opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex F hereto.

Form of the Merger

         Pursuant to the Merger Agreement, (1) Empire will merge with and into Integrated, (2) Integrated will be the surviving corporation (the "Surviving Corporation") and (3) all of the assets and liabilities of Empire will become the assets and liabilities of the Surviving Corporation. Following the merger, the Surviving Corporation will continue the business of the Empire Companies. The Merger Agreement is attached as Annex A hereto.

         Empire-Pacific will become a wholly owned subsidiary of Empire before the merger is completed. As a result, upon completion of the merger, Empire-Pacific will be a wholly owned subsidiary of the Surviving Corporation.

Name Change

         The certificate of incorporation of the Surviving Corporation will be amended to change the name of the Surviving Corporation to "Empire Resources, Inc."

Management of the Surviving Corporation

     Board of Directors

         Following the merger, the board of directors of the Surviving Corporation will have nine members. The nine nominees for director are: (1) Nathan Kahn and Sandra Kahn (the "Kahns" or the "Empire Stockholders"), (2) three other directors designated by Empire (Jack Bendheim, Peter G. Howard and Nathan Mazurek), and (3) four current directors of Integrated (Barry W. Blank, Barry L. Eisenberg, Morris J. Smith, and William Spier).

     Officers

         Following the merger, (1) Nathan Kahn (currently President of Empire) will become Chief Executive Officer of the Surviving Corporation, (2) Sandra Kahn, (currently Secretary and Treasurer of Empire) will become Chief Financial Officer of the Surviving Corporation and (3) Harvey Wrubel (currently an Empire employee) will become Vice President of Sales of the Surviving Corporation.

Distribution of Surplus Net Worth of Empire

         In February 1999, Empire determined to distribute to the Empire Stockholders an amount ("Surplus Net Worth") equal to 60% of the pre-distribution total fair value of Empire's business and net assets inclusive of good will and going concern value, and in particular the full premium value of Empire's supply contracts (which total value Empire and the Empire Stockholders agreed was not less than $19 million), but in no event more than the total stockholders equity of Empire as shown on the balance sheet of Empire as of December 31, 1998 (or $10,922,475). Empire carried out the foregoing through the distribution to the Empire Stockholders of the Asset Backed Notes described under "--Distribution of Promissory Notes" below.

         Empire also determined to recalculate its Surplus Net Worth as of the effective time of the merger (with Empire's Surplus Net Worth equaling for such purpose the total stockholders' equity of Empire as shown on its balance sheet as of the effective time), and to make additional distributions (described under "--Possible Additional Distributions" below) to the Empire Stockholders to reduce such Surplus Net Worth to approximately zero.

         As a consequence of the foregoing, Empire has made, and expects to make, certain distributions to the Empire Stockholders as described below.

     Distribution of Promissory Notes

         On February 19, 1999, Empire distributed to the Empire Stockholders two promissory notes (the "Asset Backed Notes") in the aggregate principal amount of $10,922,475. The Asset Backed Notes: (1) bear interest at the rate of 6% per annum, (2) are due and payable in full on August 31, 1999 (as extended from June 30, 1999) and (3) are secured by all accounts receivable and inventory of Empire that were in existence on the date the notes were issued and by any proceeds received in respect of such collateral. Empire is required to deposit any proceeds constituting collateral into a segregated collateral account. The funds in this account will be used to repay the notes at maturity.

     Possible Additional Distributions

         Prior to completion of the merger, Empire expects to make, in accordance with the provisions of the Merger Agreement, such additional distributions to the Empire Stockholders as is necessary to reduce Empire's Surplus Net Worth, measured as of the effective time of the merger, to approximately zero. Such distributions may be in the form of cash or notes.

Expected use of Integrated's Cash

         Integrated had $10.1 million of cash as of June 30, 1999, and expects to have a minimum of $9.8 million of cash as of the effective time of the merger. Integrated expects that this cash will be used by the Surviving Corporation for working capital and repayment of indebtedness under Empire's revolving credit facility.

Issuance of Shares to the Empire Stockholders

         Upon completion of the merger, the Surviving Corporation will issue to the Empire Stockholders an aggregate of 9,384,761 shares of common stock of the Surviving Corporation. The Empire Stockholders will be required to deposit 3,824,511 of these shares (the "Contingent Shares") into escrow. The Contingent Shares will be subject to the earn-out described below.

Earn-Out Formula

         The number of the Contingent Shares (if any) that will be released to the Empire Stockholders will depend on the Surviving Corporation's cumulative after-tax, net income during the two-year period commencing April 1, 1999 and ending March 31, 2001, as indicated in the table below. Any shares not required to be released to the Empire Stockholders will be returned to the Surviving Corporation and canceled. For purposes of this calculation, the net income or loss of the Surviving Corporation for the measurement period will be adjusted as follows:

         o any extraordinary expenses (within the meaning of the Merger Agreement) relating to the merger (such as legal and accounting fees and printing expenses) will be excluded;

         o if during any portion of the measurement period, Integrated, Empire or Empire-Pacific is treated as an S Corporation for federal or state tax purposes, such-after tax income will be calculated on a pro forma basis as if all such corporations were liable for federal and state income taxes as taxable corporate entities throughout the entire period; and

         o such after-tax net income will be based upon the income of Empire (and not of Integrated) with respect to any portion of the measurement period that is prior to the effective time of the merger.

         The table below shows (1) the number of Contingent Shares that would be released to the Empire Stockholders based upon different amounts of cumulative after-tax, net income of the Surviving Corporation during the period indicated,
(2) the total number of shares of common stock of the Surviving Corporation that would be outstanding giving effect to the release of a specified number of Contingent Shares (and the return of any remaining shares to the Surviving Corporation), (3) the percentage of such outstanding shares that would be owned by the Empire Stockholders, and (4) the percentage of such outstanding shares that would be owned by the Empire Stockholders on a pro forma basis assuming the exercise of all outstanding options and warrants that have been issued by Integrated and provide for an exercise price per share of $2.00 or less. The information in the table below is based upon the number of shares of Integrated common stock that was outstanding as of July 19, 1999, the record date for the meeting to which this Proxy Statement relates.



                                                  Number of
                                                  Contingent Shares    Total Shares of                      Pro Forma
Cumulative After-Tax Income During the Two-Year   to Be Released to    Surviving           Percent Owned    Percent Owned
Period Ending March 31, 2001 (in Millions of      the Empire           Corporation         by Empire        by Empire
Dollars)                                          Stockholders         Outstanding         Stockholders     Stockholders
------------------------------------------------- -------------------- ------------------- ---------------- ---------------
         less than 4.4                                          0          11,699,651            47.5%            44.9%

         4.4 to but excluding 4.8                         228,817          11,928,468            48.5%            45.9%

         4.8 to but excluding 5.2                         466,268          12,165,919            49.5%            46.9%

         5.2 to but excluding 5.6                         712,853          12,412,504            50.5%            47.9%

         5.6 to but excluding 6.0                         969,107          12,668,758            51.5%            48.9%

         6.0 to but excluding 6.4                       1,235,611          12,935,262            52.5%            49.9%

         6.4 to but excluding 6.8                       1,512,993          13,212,644            53.5%            50.9%

         6.8 to but excluding 7.2                       1,801,933          13,501,584            54.5%            51.9%

         7.2 to but excluding 7.6                       2,103,168          13,802,819            55.5%            52.9%

         7.6 to but excluding 8.0                       2,417,500          14,117,151            56.5%            53.9%

         8.0 to but excluding 8.4                       2,745,802          14,445,453            57.5%            54.9%

         8.4 to but excluding 8.8                       3,089,028          14,788,679            58.5%            55.9%

         8.8 to but excluding 9.2                       3,448,217          15,147,868            59.5%            56.9%

         9.2 or greater                                 3,824,511          15,524,162            60.5%            57.9%


Escrow Arrangements Relating to the Contingent Shares

         The Contingent Shares will be held in escrow, pursuant to an Escrow Agreement in the form of Annex E hereto, until the earn-out is calculated. While the Contingent Shares are held in escrow, the Empire Stockholders will have the right to (1) vote such shares and (2) receive any dividends or distributions with respect to such shares. The Empire Stockholders have agreed to refund to the Surviving Corporation any dividends or distributions that are attributable to any Contingent Shares that are required to be returned to the Surviving Corporation. The Empire stockholders have also agreed that, as long as any Contingent Shares remain in escrow, they will not take any action (whether as stockholders or directors of the Surviving Corporation) to approve any dividends or distributions with respect to the common stock of the Surviving Corporation, unless such action is approved by a majority of the directors then in office who were directors of Integrated prior to the merger.

Closing Date Balance Sheet and Possible Related Adjustments

         As soon as reasonably practicable following the date on which the merger is completed (the "Closing Date"), the Empire Stockholders are required to provide to the board of directors of the Surviving Corporation an audited consolidated balance sheet of the Empire Companies as of the Closing Date (the "Closing Date Balance Sheet"). Based upon the Closing Date Balance Sheet, certain adjustments may be required as described below.

         Adjustment for Net Capital Deficiency. If the Closing Date Balance Sheet shows that the total stockholders' equity of the Empire Companies immediately prior to the merger was negative, then the Empire Stockholders are required to pay to the Surviving Corporation the amount of the net capital deficiency shown on the Closing Date Balance Sheet.

         Adjustment Relating to Receivables. Within 270 days following the Closing Date, the Empire Stockholders are required to deliver to the board of directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that shows, as of a date within 180 days of the Closing Date, the aggregate proceeds (including any insurance proceeds and credits and refunds from suppliers) that the Surviving Corporation realized from the collection of the accounts receivable reflected on the Closing Date Balance Sheet. If the amount realized from these accounts receivable is less than the aggregate amount of the accounts receivable (less allowance for doubtful accounts) shown on the Closing Date Balance Sheet, the Empire Stockholders are required to pay to the Surviving Corporation the shortfall.

         Adjustment Relating to Inventory. Within 455 days following the Closing Date, the Empire Stockholders are required to deliver to the board of directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that shows, as of a date, within 365 days of the Closing Date, the aggregate amount of sales proceeds (including any insurance proceeds and credits and refunds from suppliers) that the Surviving Corporation realized from the disposition of the inventories reflected on the Closing Date Balance Sheet. If the amount of such sales proceeds is less than the aggregate book value of the inventories shown on the Closing Date Balance Sheet, the Empire Stockholders are required to pay to the Surviving Corporation the shortfall.

         Adjustment Relating to Loans to Employees. The Empire Stockholders are required to pay to the Surviving Corporation the amount of any loans to employees which are reflected on the Closing Date Balance Sheet and which remain outstanding as of January 1, 2000.

Employment Agreements

         The Surviving Corporation will enter into an employment and non-compete agreement with each of Nathan Kahn and Sandra Kahn. The forms of these agreements are attached hereto as Annex C and Annex D, respectively. These agreements will provide, among other things, that:

         o Nathan Kahn will be paid (i) a base salary of $250,000 per annum (subject to a cost of living adjustment) plus (ii) an annual bonus with respect to each year equal to 5% of the amount by which the earnings before taxes of the Surviving Corporation (calculated as described below) for such year exceeded $4 million; and

         o Sandra Kahn will be paid (i) a base salary of $100,000 per annum (subject to a cost of living adjustment) and (ii) an annual bonus with respect to each year equal to 2% of the amount by which the earnings before taxes of the Surviving Corporation (calculated as described below) for such year exceeded $4 million.

         For purposes of calculating the annual bonus amounts payable to the Kahns, earnings before taxes of the Surviving Corporation shall be calculated excluding (1) charges to earnings for extraordinary items and (2) the annual bonus amounts payable to the Kahns.

         The Surviving Corporation will also enter into an employment and non-compete agreement with Mr. Wrubel as described under "Management Following the Merger--Certain Agreements to be Entered Into by Executive Officers."

Representations and Warranties

     Representations and Warranties Relating to Empire

         The Merger Agreement contains various representations and warranties made by the Empire Stockholders with respect to the Empire Companies and the proposed merger. These include, among others, representations and warranties as to organization and qualification under applicable law; subsidiaries; execution of the Merger Agreement; the merger not violating agreements and instruments; consents and approvals required for the merger; capitalization and share ownership; officers and directors; books and records; absence of undisclosed liabilities; absence of certain changes; suppliers and customers; inventory; accounts receivables; returns; relationships with related parties; offices; contracts; permits; compliance with laws, permits and instruments; litigation; assets; bank accounts; powers of attorney; absence of improper payments; taxes; employee benefit matters; brokers; accredited investor status; and information supplied for use in this Proxy Statement.

         The representations and warranties made by the Empire Stockholders will survive the merger. However, the obligation of the Empire Stockholders to indemnify the Surviving Corporation for any inaccuracy or breach of these representations and warranties is subject to certain limitations described below under "--Indemnification Obligation of the Empire Stockholders."

     Representations and Warranties Relating to Integrated

         The Merger Agreement also contains various representations and warranties made by Integrated. These representations and warranties will not survive the merger.

Indemnification Obligation of the Empire Stockholders

         The Empire Stockholders have agreed to indemnify the Surviving Corporation and its successors, assigns, officers, directors, partners, employees, servants and agents against any losses that result from any inaccuracy or breach of any of the representations, warranties or agreements made by the Empire Stockholders in the Merger Agreement. This indemnification obligation of the Empire Stockholders is subject to the following qualifications and limitations:

         Time Limitation. The indemnification obligation of the Empire Stockholders will generally terminate on the first anniversary of the merger or, if later, on the 31st day after the Surviving Corporation files with the SEC a Form 10-KSB in respect of 1999. However, certain indemnification obligations will continue after such date as follows:

         o any indemnification claim that is pending or asserted as of such date may continue to be asserted and indemnified against;

         o any claim based on a violation of the representations and warranties contained in Section 5.5 of the Merger Agreement (relating to capitalization and share ownership) may continue to be asserted and shall be indemnified against at any time; and

         o any claim based on a violation of the representations and warranties contained in Section 5.25 of the Merger Agreement (relating to taxes) may continue to be asserted and shall be indemnified against until the 181st day following the expiration of the applicable statute of limitations (and, if asserted prior to such time, may continue to be asserted and shall be indemnified against).

         Deductible. An amount of $100,000 is deductible from the aggregate amount payable by the Empire Stockholders in respect of all inaccuracies and breaches of the representations and warranties contained in the Merger Agreement. However, this deductible does not apply with respect to any amount payable in respect of any inaccuracy or breach of the representations and warranties set forth in the following Sections of the Merger Agreement: 4.1 (relating to information supplied for use in this Proxy Statement); 5.5 (relating to capitalization and share ownership); 5.25 (relating to taxes); or
5.27 (relating to absence of brokers).

Conditions to the Merger

         Completion of the Merger is subject to a number of conditions. These include, among others, those set forth below. See "Material Terms of the Merger--Conditions to the Merger."

     Conditions Applicable to All Parties

         The respective obligations of Integrated and Empire to complete the merger are subject to a number of conditions, including among others:

         o approval of the Merger Agreement by the stockholders of Integrated as contemplated by this Proxy Statement;

         o the shares issuable to the Empire Stockholders in the merger shall have been authorized for listing on the American Stock Exchange; and

         o certain conditions relating to Empire's existing revolving credit facility shall have been satisfied, including among others: (1) the lenders shall have consented to the Merger Agreement and the assumption of the credit facility by the Surviving Corporation,
              (2) the "commitment" provided by the credit facility shall be at least $25 million, (3) the date on which the facility terminates shall be no earlier than March 31, 2001 and (4) upon completion of the merger, there shall not be any default under the agreements governing the credit facility.

     Additional Conditions Applicable to Integrated

         The obligation of Integrated to complete the merger is subject to a number of additional conditions, including among others:

         o since the date of the Merger Agreement, there shall not have occurred any material adverse change in the financial condition, results of operations, properties, or business of the Empire Companies taken as a whole;

         o there shall be in effect $10 million of key-man life insurance on the life of Nathan Kahn (with the proceeds being payable to the Surviving Corporation); and

         o all of the issued and outstanding capital stock of Empire-Pacific shall be owned by Empire, free and clear of all liens.

     Additional Conditions Applicable to Empire

         The obligation of Empire to complete the merger is subject to a number of additional conditions, including among others:

         o since the date of the Merger Agreement, there shall not have occurred any material adverse change in the financial condition of Integrated and at the time of the Merger Integrated shall have (1) a minimum net worth of at least $9.75 million and (ii) cash and cash equivalents of at least $9.8 million;

         o the Empire Stockholders shall have received evidence from the American Stock Exchange that Integrated's listing will be continued following the merger; and

         o each of the directors of Integrated shall have executed a general release in favor of Integrated with respect to all claims arising prior to the merger, except that such release shall not release
              (1) any rights such person may have to acquire securities of Integrated under existing option or warrant agreements, (2) any claims under existing indemnification agreements or (3) any claim under the Merger Agreement.

Effective Time of the Merger

         The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Such filing will be made simultaneously with or promptly following the closing of the merger, which will take place as soon as practicable following approval of the Merger Agreement by the stockholders of Integrated and the satisfaction or waiver of the other conditions to each party's obligation to consummate the merger.

Termination of the Merger Agreement

         The Merger Agreement may be terminated at any time prior to completion of the merger, whether before or after the approval by the stockholders of Integrated, as follows:

         o    by the mutual consent of Integrated and the Empire Stockholders;

         o by either Integrated or the Empire Stockholders, if the merger shall not have been consummated prior to September 30, 1999, unless such date is extended by mutual consent of Integrated and the Empire Stockholders;

         o by Integrated, if (1) any other party to the Merger Agreement materially breaches in any material respect any of its material obligations under the Merger Agreement and such breach is not cured by such party within 10 days after being given notice of such breach or (2) the representations and warranties of the Empire Stockholders set forth in the Merger Agreement are not true and correct in all material respects;

         o by the Empire Stockholders, if (1) Integrated materially breaches in any material respect any of its material obligations under the Merger Agreement and such breach is not cured by Integrated within 10 days after being given notice of such breach, (2) the representations and warranties of Integrated set forth in the Merger Agreement are not true and correct in all material respects or (3) the board of directors of Integrated withdraws its recommendation of the merger or modifies such recommendation in any manner adverse to Empire or the Empire Stockholders;

         o by Integrated, if any event shall have occurred which renders any of the conditions to Integrated's obligation to complete the merger incapable of fulfillment;

         o by the Empire Stockholders, if any event shall have occurred which renders any of the conditions to their obligation to complete the merger incapable of fulfillment;

         o by Integrated or the Empire Stockholders, if the stockholders of Integrated fail to approve the Merger Agreement at a duly held meeting of Integrated stockholders (including any adjournment thereof) called for such purpose; and

         o by the Empire Stockholders, if any director of Integrated (1) becomes a participant in a solicitation in opposition to the merger or (2) becomes a member of a group which tenders or announces a tender for Integrated common stock.

Termination Fee

         Integrated will be required to pay Empire a termination fee of $250,000, if (a) any director of Integrated that owns shares of Integrated common stock fails to vote all such shares in favor of the merger and (b) the Merger Agreement is terminated because the requisite stockholder approval is not obtained. Integrated will also be required to pay Empire a termination fee of $250,000 if the Merger Agreement is terminated as a result of any director of Integrated becoming a participant in a solicitation in opposition to the merger or becoming a member of a group which tenders or announces a tender for Integrated common stock.

Amendment of the Merger Agreement

         To the extent permitted by applicable law, the Merger Agreement may be amended by the parties thereto at any time before or after approval of the Merger Agreement by the stockholders of Integrated or Empire.

Expenses of the Transaction

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, investment banking, legal and accountant fees and printing costs) will be paid by the party incurring such costs and expenses, except that those costs and expenses incurred in connection with the printing and filing of this Proxy Statement and the solicitation of proxies will be shared equally by Integrated and Empire. Empire will bear all costs and expenses in connection with satisfying the condition relating to its credit facility described above under "--Conditions to the Merger." Any costs that Empire is responsible for will be reflected in the Closing Date Balance Sheet to the extent that such expenses are accrued and unpaid as of the Closing Date.

Listing and Market Price Data

         Integrated's common stock trades on the American Stock Exchange (the "AMEX"). It is a condition to the merger that the shares of Integrated common stock to be issued in the merger shall be authorized for listing on the AMEX.

         On February 19, 1999, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales price of Integrated common stock on the AMEX was $1.625 per share. On August 5, 1999, the last trading day prior to the date of this Proxy Statement, the closing sales price of Integrated common stock on the AMEX was $1.938 per share.

Accounting Treatment

         For accounting and other financial reporting purposes, the merger will be treated as a "reverse acquisition." Under this treatment, the Surviving Corporation will be treated as a continuation of Empire, and the merger will be treated as an issuance of shares by Empire to the stockholders of Integrated in exchange for Integrated's cash.

Certain Federal Income Tax Consequences of the Merger

         The merger is intended to qualify as a tax-free reorganization for federal income tax purposes, in which case no gain or loss should be recognized by Integrated, the Surviving Corporation or the stockholders of Integrated as a result of the merger.

         The tax discussion set forth above is included for general information only and is based upon present law. No private letter ruling from the Internal Revenue Service as to the tax consequences of the merger has been or will be sought or obtained. Each Integrated stockholder should consult his or her tax advisor as to the specific tax consequences of the merger to him or her, including the application and effect of federal, state, local and other tax laws and the possible effects of changes in federal law or other tax laws.

No Appraisal Rights

         The stockholders of Integrated are not entitled to any right to an appraisal of the value of their shares in connection with the merger under the General Corporation Law of the State of Delaware.

                  INTEGRATED SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth selected income statement and balance sheet data of Integrated. The balance sheet data as of December 31, 1998, and the income statement data for each of the years in the two-year period ended December 31, 1998 have been derived from the consolidated financial statements of Integrated, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in Integrated's Annual Report on Form 10-KSB for the year ended December 31, 1998, which is attached as Annex G hereto. The balance sheet data as of March 31, 1999, and the income statement data for the three month periods ended March 31, 1998 and 1999, have not been audited by independent accountants, but in Integrated's opinion reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of Integrated as of the dates and for the periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ended December 31, 1999.

         The data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in (1) Integrated's Annual Report on Form 10-KSB for the year ended December 31, 1998, which is attached as Annex G hereto, and
(2) Integrated's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999, which is incorporated by reference into this Proxy Statement.


                                                                                           Three Months Ended
                                                    Year Ended December 31,                    March 31,
                                                  ------------------------------ ------------------------------------

                                                       1997             1998             1998              1999
                                                       ----             ----             ----              ----
Statement of Operations Data :                                                               (unaudited)
Interest income, net                              $     622,333       $ 546,920         $ 39,411        $   123,759

General and administrative expenses                           -         488,543           92,810            197,957
                                                  -------------       ---------         --------        -----------

Income (loss) from continuing operations                622,333          58,377           46,601            (74,198)
Discontinued operations:

Loss from discontinued operations                    (3,166,236)        (30,336)               -                  -


Loss on disposal of discontinued operations            (888,321)              -                -                  -
                                                  -------------                         --------        -----------

     Loss from discontinued operations               (4,054,557)        (30,336)             -                    -
                                                  -------------       ---------         --------        -----------
                Net (loss) income                 $  (3,432,224)     $   28,041         $ 46,601         $  (74,198)
                                                  =============      ==========         ========        ===========
Earnings (loss) per share from continuing
     operations-basic:                                    $0.10           $0.01            $0.01             $(0.01)


                                    December 31, 1998          March 31, 1999
                                    -----------------          --------------
Balance Sheet Data:                                                (unaudited)
Cash and cash equivalents             $10,109,736                   $10,115,955
Working capital                        10,017,862                    10,014,725
Total assets                           10,192,526                    10,189,530
Total liabilities                         174,664                       174,805
Stockholders' equity                   10,017,862                    10,014,725

               EMPIRE COMPANIES SELECTED HISTORICAL FINANCIAL DATA

         The following table sets forth selected income statement and balance sheet data for Empire and Empire Pacific.

Empire

          The table below sets forth selected income statement and balance sheet data for Empire. The data (other than the pro forma data) for the years ended December 31, 1996, 1997 and 1998 and as of December 31, 1997 and 1998 have been derived from the financial statements of Empire, which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this Proxy Statement. The data for the years ended December 31, 1994 and 1995 and as of December 31, 1994, 1995 and 1996 have been derived from the financial statements of Empire, which have been audited by KPMG LLP, independent accountants, but are not contained in or incorporated by reference herein. The data (other than the pro forma data) for the three months ended March 31, 1998 and 1999, and as of March 31, 1999, have been derived from the unaudited financial statements of Empire, and in Empire's opinion include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations of Empire as of the dates and for the periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the year ending December 31, 1999. The data set forth below should be read in conjunction with, and are qualified by reference to, "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Empire and the notes thereto included elsewhere in this Proxy Statement.


                                                                                                   Three Months Ended
                                                  Year Ended December 31,                                March 31,
                                  -------------------------------------------------------       ------------------------
                                      1994        1995        1996        1997       1998         1998           1999
                                      ----        ----        ----        ----       ----         -----          ----
                                                                                                     (unaudited)
                                                                     (in thousands)
Income Statement Data:
Net sales                         $100,379    $159,142    $119,716    $111,169    $101,163         $26,773       $21,132
Cost of goods sold                  92,115     145,335     107,805     102,607      94,228          25,025        19,526
Selling, general and
administrative expenses              3,530       4,499       4,869       3,438       3,080             667           681
Interest expense, net                  701       2,092       1,845       1,229       1,331             378           463
Income taxes                           190         128          68          50          39              10             6
                                  --------    --------    --------    --------    --------         -------       -------
Net income                        $  3,843    $  7,088    $  5,129    $  3,845    $  2,485         $   693       $   457
                                  ========    ========    ========    ========    ========         =======       =======
Earnings per share                $    384     $   709    $    513    $    385    $    249         $    69       $    46
                                                                      (unaudited)
Pro forma income taxes (1)           1,505       2,503       1,887       1,393         904             246           166
Pro forma net income (1)             2,527       4,713       3,310       2,502       1,621             457           297
Pro forma earnings per
  share(1)                             253         471         331         250         162              46            30




                                                                  December 31,
                                           ------------------------------------------------------------
                                               1994          1995       1996        1997          1998      March 31, 1999
                                           ---------      --------   --------    --------     ---------  --------------------
                                                                                                              (unaudited)
Balance Sheet Data:                                              (in thousands)
Cash                                       $     171      $   553    $    406    $    560     $   147         $      331
Trade accounts receivable, net                25,768       32,571      20,409      22,975       20,439            18,649
Inventories                                    6,776       17,561      16,184      23,055       14,005            14,681
Other current assets                             112          130       1,351         120          148               211
Furniture and equipment, net                      71           84          75          53           80                77
Other assets                                      29            -           -         402          367               352
Total assets                                                                                                      34,302
Notes payable - banks                         15,539       25,200      16,100      17,700       15,900            19,050
Notes payable-stockholders                         -            -           -           -            -            10,922(2)
Trade accounts payable                         8,810       14,303      10,637      17,276        7,835             4,232
Accrued expenses                               1,258          373         481         457          529               190
Stockholders' equity                           7,320       11,023      11,207      11,732       10,922              (93)
                                                                           (unaudited)
Pro forma accrued expenses (1)             $   2,574      $ 4,063    $  5,990    $  7,309     $  8,245        $    8,091
Pro forma stockholders' equity (1)             6,005        7,333       5,698       4,880        3,206            (7,994)


------------------------------
(1) Empire has heretofore been taxed as a Subchapter S Corporation. In general, the income or loss of a Subchapter S Corporation is passed through to its owners rather than being subjected to tax at the entity level. Empire's status as a Subchapter S Corporation will terminate upon completion of the merger. Pro forma income taxes reflects a provision for income taxes as if Empire had been liable for federal and state income taxes as a taxable corporate entity for all periods presented. Pro forma net income, pro forma earnings per share, pro forma accrued expenses and pro forma stockholders' equity reflect such pro forma income taxes.

(2) For information concerning these notes, see "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Surplus Net Worth."

Empire-Pacific

         The table below sets forth selected income statement and balance sheet data for Empire-Pacific. This data as of and for the years ended December 31, 1996, 1997 and 1998 and as of and for the three months ended March 31, 1998 and 1999, have been derived from the unaudited financial statements of Empire-Pacific. These financial statements were prepared in accordance with generally accepted accounting principles in Australia. These principles, as they relate to the selected historical financial data presented below, do not differ in any material respects from generally accepted accounting principles in the United States of America.


                                                             (unaudited--in thousands)
                                                                                         Three Months Ended
                                          Year Ended December 31,                            March 31,
                                  -------------------------------------------- --------------------------------------
                                   1996       1997       1998         1998         1998        1999          1999
                                  ------     ------     ------    ------------   --------    --------    ------------
                                                                   (in US         (in Australian          (in US
                                   (in Australian dollars)        dollars)(1)         dollars)           dollars)(1)
Income Statement Data:
Australian GAAP
Commission income                 $    5      $ 283     $  274    $        172   $     50    $     60    $         38
General and administrative
  expenses                           234        365        269             169         61          68              43
Net income (loss)                   (229)       (82)         5               3        (11)         (8)             (5)


                                               December 31,
                                   1996       1997       1998         1998              March 31, 1999
                                  ------     ------     ------    -----------   --------------------------
                                                                                    (in
                                                                   (in US        Australian       (in US
                                   (in Australian dollars)        dollars)(1)      dollars)     dollars)(1)
Balance Sheet Data:
Australian GAAP
Cash                              $    8     $    4     $    1    $         1        $     5       $     3
Other current assets                   1          -          -              -              -             -
Net, furniture and equipment           5          6          5              3              5             3
Loan from stockholders               208          -          -              -              -             -
Loan from Empire                       -        312        312            191            311           198
Accrued expenses                      35          9          -              -             13             8
Stockholders' deficit               (229)      (311)      (306)          (187)          (314)         (200)

------------------------------
(1) The translation of Australian dollar amounts into US dollar amounts is unaudited and included solely for the convenience of readers outside of Australia and has been performed using the following exchange rates: (i) in the case of income statement data for the year ended December 31, 1998, the average exchange rate during such period of Australian dollars 0.6291 to US dollar 1.00, (ii) in the case of income statement data for the three months ended March 31, 1999, the average exchange rate during such period of Australian dollars 0.6330 to US dollar 1.00, (iii) in the case of balance sheet data as of December 31, 1998, the exchange rate as of such date of Australian dollars 0.6123 to US dollar 1.00, and (iv) in the case of balance sheet data as of March 31, 1999, the exchange rate as of such date of Australian dollars 0.6352 to US dollar 1.00. These translations should not be construed as a representation that Australian dollar amounts could be converted to US dollars at these or any other rates.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         For accounting and other financial reporting purposes, the merger will be treated as a "reverse acquisition." Under this treatment, the Surviving Corporation will be treated as a continuation of Empire, and the merger will be treated as an issuance of shares by Empire to the stockholders of Integrated in exchange for Integrated's cash. In view of this treatment, the following unaudited pro forma consolidated financial statements do not include the historical financial position or results of operations of Integrated.

         The following unaudited pro forma consolidated financial statements are based on the financial statements of Empire and the financial statements of Empire-Pacific included elsewhere in this Proxy Statement and are adjusted to reflect:

         o completion of the merger and Empire-Pacific becoming a subsidiary of Empire;

         o    treatment of Empire as a C Corporation for income tax purposes;

         o the use of Integrated's cash to repay indebtedness under the Empire credit facility following the merger;

         o compensation to be paid to Nathan Kahn and Sandra Kahn pursuant to their respective employment agreements that will be entered into concurrently with the merger; and

         o in the case of income statement data, the issuance by Empire of certain promissory notes to the Empire Stockholders representing the total stockholders' equity of Empire as of December 31, 1998 and the accrual of interest thereon.

         The unaudited pro forma consolidated balance sheet assumes that the transactions outlined above were consummated on March 31, 1999. The unaudited pro forma consolidated income statement assumes that the transactions outlined above were consummated as of January 1, 1998. The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements of Integrated and the financial statements of the Empire Companies included elsewhere in, or incorporated by reference in, this Proxy Statement.

         The unaudited pro forma financial statements do not purport to be indicative of the results that would have actually been obtained had the transactions outlined above occurred on the dates indicated or of the results that may be obtained in the future. The unaudited pro forma consolidated financial statements are provided for informational purposes only.


                                      Surviving Corporation
                         Unaudited Pro Forma Consolidated Balance Sheet
                                         March 31, 1999
                                                                       Empire
                                                         Empire        Pacific         Pro Forma
                                                         Historical    Historical      Adjustments      Pro Forma
                                                       -------------  -----------     ------------     ------------
Assets:
Cash                                                      $ 331,407   $    2,840      $          -     $    334,247

Trade accounts receivable                                18,649,310            -                 -       18,649,310

Inventories                                              14,680,673            -                 -       14,680,673
Other current assets                                        210,844          168           (35,403)D        175,609
      Total current assets                               33,872,234        3,008           (35,403)      33,839,839


Furniture and equipment                                     284,385        7,763                 -          292,148

Less: accumulated depreciation                            (206,959)       (4,291)                -        (211,250)

   Net furniture and equipment                               77,426        3,472                 -           80,898

Other assets                                                352,150            -          (202,150)A        150,000
                                                       -------------  -----------     ------------     ------------
      Total assets                                     $ 34,301,810   $    6,480      $   (237,553)    $ 34,070,737
                                                       =============  ===========     ============     ============

Liabilities and Stockholders' Equity
Notes payable - banks                                  $  19,050,000      $    -      $ (9,696,150)B   $  9,353,850

Notes payable to stockholders                             10,922,475           -          (297,256)C     10,625,219

Trade accounts payable                                     4,232,406           -           319,597 D      4,552,003

Accrued expenses                                             190,312       8,203                 -          198,515
                                                       -------------  -----------     ------------     ------------
      Total current liabilities                           34,395,193        8,203       (9,673,809)      24,729,587
                                                       -------------  -----------     ------------     ------------


Loan from Empire Resources, Inc.                                  -      198,095          (198,095)A              -
                                                       -------------  -----------     ------------     ------------

      Total liabilities                                   34,395,193      206,298       (9,871,904)      24,729,587
                                                       -------------  -----------     ------------     ------------
Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000
    shares authorized; none issued and
    outstanding (historical and pro forma)
Common stock, no par value (Empire), $.01 par
    value (Empire-Pacific), $.01 par value
    (Surviving Corporation pro forma); 200
    shares authorized (Empire), 1,000 shares
    authorized (Empire-Pacific), 40,000,000
    shares authorized (Surviving Corporation
    pro forma);10 shares issued and
    outstanding (Empire), 1,000 shares issued
    and outstanding (Empire-Pacific),
    15,524,162 issued and outstanding
    (Surviving Corporation pro forma)                         50,000            -          (50,000)C              -
                                                                                           155,242 B        155,242

Additional paid-in capital                                         -            -        9,540,908 B      9,185,908

                                                                                          (355,000)D

Cumulative translation adjustment                                  -       42,673                -           42,673

Accumulated deficit                                         (143,383)    (242,491)          (4,055)A        (42,673)

                                                                                           347,256 C
                                                       -------------  -----------     ------------     ------------

      Total stockholders' equity (deficit)                 (93,383)      (199,818)       9,634,351        9,341,150
                                                       -------------  -----------     ------------     ------------

      Total liabilities and stockholders'
      equity                                           $ 34,301,810   $     6,480       $ (237,553)    $ 34,070,737
                                                       ============   ===========      ============    ============

-----------------------

         A. To record the elimination of the outstanding loan from Empire to Empire-Pacific. Since the functional currency of Empire-Pacific is the Australian dollar, the adjustment also eliminates the transaction loss recorded by Empire-Pacific relating to the translation of the loan, which is denominated in U.S. dollars.

         B. To record the recapitalization of the Surviving Corporation and issuance of 6,139,401 shares to the Integrated stockholders in exchange for the net cash of Integrated, which will be used to repay a portion of the outstanding indebtedness under the Empire credit facility. Net cash reflects Integrated's cash balance at March 31, 1999, net of accounts payable and accrued expenses as of such date and expected costs of the merger of $245,000 to be borne by Integrated.

         C. To record a contribution by the Empire Stockholders to the Surviving Corporation (effected by a reduction in the principal amount of the promissory notes payable to the Empire Stockholders) in order to eliminate the pro forma net capital deficiency of Empire and Empire-Pacific at March 31, 1999, as required by the provisions of the Merger Agreement described under "Material Terms of the Merger Agreement--Closing Date Balance Sheet and Related Adjustments."

         D. To reflect costs of the merger to be borne by Empire.

                            Surviving Corporation
              Unaudited Pro Forma Consolidated Income Statement
                     For the Year Ended December 31, 1998


                                                                       Empire
                                                         Empire        Pacific         Pro Forma
                                                         Historical    Historical      Adjustments      Pro Forma
                                                       -------------  -----------     ------------     ------------

Net sales                                              $ 101,163,278  $         -     $          -     $101,163,278
Cost of goods sold                                        94,227,249            -         (172,365)A     94,054,884
                                                       -------------  -----------     ------------     ------------
      Gross profit                                         6,936,029            -          172,365        7,108,394
                                                       -------------  -----------     ------------     ------------

Selling, general and administrative expenses               3,079,983      169,506           12,226 B      3,942,669
                                                                                           243,000 C
                                                                                           437,954 J
                                                       -------------  -----------     ------------     ------------

Operating income (loss)                                    3,856,046     (169,506)        (520,815)       3,165,725

Interest and other (expense) income                      (1,331,056)      172,365         (172,365)A     (1,218,665)
                                                                                           767,740 D
                                                                                          (655,349)E
                                                       -------------  -----------     ------------     ------------

Income before income taxes                                 2,524,990        2,859         (580,789)       1,947,060

Income taxes                                                  39,300            -          658,138 F        697,438
                                                       -------------  -----------     ------------     ------------
Net income                                             $   2,485,690  $     2,859      $(1,238,927)   $   1,249,622
                                                       =============  ===========     ============    =============

Pro forma earnings per share:
      Basic                                            $        0.45                                  $        0.11
                                                       =============                                  =============
      Diluted                                          $        0.45                                  $        0.10
                                                       =============                                  =============

Shares  used in the computation of earnings per share:

      Basic                                                5,560,250 G                                   11,699,651 H
                                                      ==============                                  =============
      Diluted                                              5,560,250 G                                   11,961,279 I
                                                      ==============                                  =============

----------------------------


         A. To eliminate commissions paid by Empire to Empire-Pacific.

         B. To record the transaction loss of Empire-Pacific on the conversion of the dollar denominated loan from Empire.

         C. To record pro forma expense for compensation for Nathan and Sandra Kahn, pursuant to their respective employment agreements that will be entered into concurrently with the merger, as if such employment agreements had been in effect since January 1, 1998.

         D. To reduce the interest expense recorded by Empire on borrowings under the Empire credit facility as a result of the pro forma adjustment for the application of the Integrated cash to reduce outstanding borrowings under the Empire credit facility, as if such transactions had occurred as of January 1, 1998. Outstanding borrowings under the Empire credit facility accrued interest at an average annual rate of 7.92% for the year ended December 31, 1998.

         E. To record interest expense at a rate of 6% per annum on promissory notes payable to the Empire Stockholders in the aggregate amount of $10.9 million, as described under "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Surplus Net Worth", as if such notes had been outstanding since January 1, 1998.

         F. To record the provision for income taxes as if Empire had been a C Corporation since January 1, 1998.

         G. Shares used in the computation of basic earnings per share were based on the 10 shares of Empire common stock outstanding as of December 31, 1998 and adjusted for the 938,476.1 exchange ratio contemplated by the merger and as further adjusted to exclude the 3,824,511 Contingent Shares which will be placed in escrow, as described under "Material Terms of the Merger Agreement--Earn-Out Formula." The Contingent Shares were excluded from the computation of earnings per share, in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("FAS 128").

         H. Shares used in the computation of basic earnings per share were based on the 15,524,162 shares that will be outstanding after the merger, excluding the 3,824,511 Contingent Shares which will be placed in escrow, as described under "Material Terms of the Merger Agreement--Earn-Out Formula." The Contingent Shares were excluded from the computation of earnings per share in accordance with the provisions of FAS 128.

         I . Shares used in the computation of diluted earnings per share include an additional 261,628 shares assuming the conversion of an aggregate 660,882 outstanding warrants and options with exercise prices per share equal to or less than $2.00, using the treasury stock method, and an assumed price per share of $2.00.

         J. Concurrently with the merger, the Kahns will transfer to Mr. Wrubel 469,238 shares ("Restricted Shares") of common stock of the Surviving Corporation, which represents a portion of the shares to be received by the Kahns in the merger. The transfer of the Restricted Shares from the Kahns to Mr. Wrubel will not involve the issuance of any shares by the Surviving Corporation or any cash expenditure by the Surviving Corporation. However, under applicable accounting rules, the transfer of the Restricted Shares from the Kahns to Mr. Wrubel will be treated the same as if the Surviving Corporation had issued such shares to Mr. Wrubel as compensation for services and, accordingly, the Surviving Corporation will be required to recognize an expense relating thereto. See "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Treatment of Restricted Stock Agreement." The adjustment to selling, general and administrative expenses in the amount of $437,954 reflects the expenses relating to the Restricted Shares that would have been recognized during the period had the grant of the Restricted Shares occurred at January 1, 1998 (assuming a fair market value per share as of the grant date of $2.00).

                            Surviving Corporation
              Unaudited Pro Forma Consolidated Income Statement
                  For the Three Months Ended March 31, 1999

                                                                       Empire
                                                         Empire        Pacific         Pro Forma
                                                         Historical    Historical      Adjustments      Pro Forma
                                                       -------------  -----------     ------------     ------------
Net sales                                              $  21,132,340  $         -     $          -     $ 21,132,340
Cost of goods sold                                        19,525,716            -          (40,003)A     19,485,713
                                                       -------------  -----------     ------------     ------------
         Gross profit                                      1,606,624            -           40,003        1,646,627

Selling, general and administrative expenses                 680,870       43,554            1,739 A        845,195
                                                                                             4,055 B
                                                                                            65,209 C
                                                                                            49,768 J
                                                       -------------  -----------     ------------     ------------
Operating income (loss)                                      925,754      (43,554)         (80,768)         801,432

Interest and other (expense) income                         (462,723)      38,264          (38,264)A       (379,697)
                                                                                           174,046 D
                                                                                           (91,020)E
                                                       -------------  -----------     ------------     ------------
Income before income taxes                                   463,031       (5,290)         (36,006)         421,735
Income taxes                                                   6,414            -          144,567 F        150,981
                                                       -------------  -----------     ------------     ------------
Net income                                             $     456,617  $    (5,290)    $   (180,573)    $    270,754
                                                       =============   ===========    ============     ============
Pro forma earnings per share
         Basic                                         $        0.08                                   $       0.02
                                                       =============                                   ============
         Diluted                                       $        0.08                                   $       0.02
                                                       =============                                   ============
Shares used in the computation of earnings
         per share
         Basic                                             5,560,250 G                                   11,699,651 H
                                                       =============                                   ============
         Diluted                                           5,560,250 G                                   11,961,279 I

--------------------------------

         A. To eliminate commissions paid by Empire to Empire-Pacific.

         B. To record the transaction loss of Empire-Pacific on the conversion of the dollar denominated loan from Empire.

         C. To record pro forma expense for compensation for Nathan and Sandra Kahn, pursuant to their respective employment agreements that will be entered into concurrently with the merger, as if such employment agreements had been in effect since January 1, 1998.

         D. To reduce the interest expense recorded by Empire on borrowings under the Empire credit facility as a result of the pro forma adjustment for the application of the $9,696,150 of Integrated cash to reduce outstanding borrowings under the Empire credit facility, as if such transactions had occurred as of January 1, 1998. Outstanding borrowings under the Empire credit facility accrued interest at an average rate of 7.18% for the quarter ended March 31, 1999.

         E. To record interest expense at a rate of 6% per annum on promissory notes payable to the Empire Stockholders in the aggregate amount of $10.9 million, as described under "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Promissory Notes", as if such notes had been outstanding since January 1, 1998.

         F. To record the provision for income taxes as if Empire had been a C Corporation since January 1, 1998.

         G. Shares used in the computation of basic earnings per share were based on the 10 shares of Empire common stock outstanding as of March 31, 1999 and adjusted for the 938,476.1 exchange ratio contemplated by the merger and as further adjusted to exclude the 3,824,511 Contingent Shares which will be placed in escrow, as described under "Material Terms of the Merger Agreement--Earn-Out Formula." The Contingent Shares were excluded from the computation of earnings per share, in accordance with the provisions of FAS 128.

         H. Shares used in the computation of basic earnings per share were based on the 15,524,162 shares that will be outstanding after the merger, excluding the 3,824,511 Contingent Shares which will be placed in escrow, as described under "Material Terms of the Merger Agreement--Earn-Out-Formula." The Contingent Shares were excluded from the computation of earnings per share in accordance with the provisions of FAS 128.

         I. Shares used in the computation of diluted earnings per share include an additional 261,628 shares assuming the conversion of an aggregate 660,882 outstanding warrants and options with exercise prices per share equal to or less than $2.00, using the treasury stock method, and an assumed price per share of $2.00.

         J. Concurrently with the merger, the Kahns will transfer to Mr. Wrubel 469,238 shares ("Restricted Shares") of common stock of the Surviving Corporation, which represents a portion of the shares to be received by the Kahns in the merger. The transfer of the Restricted Shares from the Kahns to Mr. Wrubel will not involve the issuance of any shares by the Surviving Corporation or any cash expenditure by the Surviving Corporation. However, under applicable accounting rules, the transfer of the Restricted Shares from the Kahns to Mr. Wrubel will be treated the same as if the Surviving Corporation had issued such shares to Mr. Wrubel as compensation for services and, accordingly, the Surviving Corporation will be required to recognize an expense relating thereto. See "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Treatment of Restricted Stock Agreement." The adjustment to selling, general and administrative expenses in the amount of $49,768 reflects the expenses relating to the Restricted Shares that would have been recognized during the period had the grant of the Restricted Shares occurred at January 1, 1998 (assuming a fair market value per share as of the grant date of $2.00).

                                 CAPITALIZATION

         The following table shows, as of March 31, 1999, (1) the actual capitalization of each of Integrated and Empire and (2) the pro forma capitalization of the Surviving Corporation. The pro forma capitalization gives effect to following transactions, as if they had occurred as of March 31, 1999:

         o completion of the merger and Empire-Pacific becoming a subsidiary of Empire;

         o treatment of Empire as a C Corporation for income tax purposes;

         o the use of Integrated's cash to repay indebtedness under the Empire credit facility following the merger; and

         o a contribution by the Empire Stockholders to the Surviving Company (effected by a reduction in the principal amount of the promissory notes payable to the Empire Stockholders) in order to eliminate the pro forma net capital deficiency of Empire and Empire-Pacific, as required by the provisions of the Merger Agreement described under "Material Terms of the Merger Agreement--Closing Date Balance Sheet and Related Adjustments."

         The pro forma capitalization shown below does not reflect additional borrowings made by Empire under its credit facility subsequent to March 31, 1999 in order fund working capital requirements. See "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The information below should be read in conjunction with (1) the historical financial statements of Integrated and the Empire Companies appearing elsewhere herein or incorporated by reference herein, (2) the pro forma financial statements appearing elsewhere herein and (3) "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Surplus Net Worth."


                                                                                      March 31, 1999
                                                                    ------------------------------------------------
                                                                                                          Pro Forma
                                                                                                          Surviving
                                                                     Integrated         Empire           Corporation
                                                                    ------------     -----------         -----------
Notes payable - banks                                                    $    -      $19,050,000         $ 9,353,850
Notes payable to stockholders                                                 -       10,922,475          10,625,219
Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares
  authorized; none issued and outstanding (historical and
  pro forma)                                                                  -                -                   -
Common stock, $0.01 par value (Integrated), no par value
  (Empire), $0.01 par value (Surviving Corporation pro
  forma);  40,000,000 shares authorized (Integrated), 200
  shares authorized (Empire), 40,000,000 shares authorized
  (Surviving Corporation pro forma); 6,139,401 shares issued and outstanding (Integrated), 10 shares issued and
  outstanding (Empire), 15,524,162 shares issued and
  outstanding (Surviving Corporation pro forma)                          62,425           50,000            155,242
Additional paid-in capital                                           21,768,888                -          9,185,908
Treasury stock, at cost, 107,048 shares                                (217,500)               -                  -
Cumulative translation adjustment                                             -                -             42,673
Accumulated deficit                                                 (11,599,088)        (143,383)           (42,673)
                                                                    -----------         --------           --------
Total stockholders' equity (deficit)                                 10,014,725          (93,383)         9,341,150
                                                                    -----------      -----------        -----------
Total capitalization                                                $10,014,725      $29,879,092        $29,320,219
                                                                    ===========      ===========        ===========

MARKET PRICE DATA AND DIVIDEND POLICY

Market Price Data

         The Integrated common stock commenced trading on the AMEX on October 1, 1996, under the symbol ITH.

         The table below sets forth for the periods indicated the high and low sales prices for the Integrated common stock as reported on the AMEX.



                                                       High              Low
1996
     Fourth Quarter                                    5 3/8             2
1997
     First Quarter...............................      2 5/8             1 1/8
     Second Quarter..............................      1 7/8             7/8
     Third Quarter...............................      1 15/16           1 1/4
     Fourth Quarter..............................      2 1/16            1 1/4
1998
     First Quarter...............................      1 13/16           1 1/8
     Second Quarter..............................      1 11/16           1 3/16
     Third Quarter...............................      1 5/8             1 1/8
     Fourth Quarter..............................      1 3/4             1 3/16
1999
     First Quarter ..............................      1 7/8             1 3/8
     Second Quarter .............................      2 3/4             1 3/8
     Third Quarter (through August 5, 1999)......      2 5/8             1 13/16


         On February 19, 1999, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales price of Integrated common stock on the AMEX was $1.625 per share. On August 5, 1999, the last trading day prior to the date of this Proxy Statement, the closing sales price of Integrated common stock on the AMEX was $1.938 per share.

         Empire and Empire-Pacific are privately-held corporations, and no public trading market exists for their common stock.

Dividend Policy

          No cash dividends have ever been declared by Integrated on its common stock. We expect that following the merger, the Surviving Corporation will retain its earnings to finance the development and growth of its business. Accordingly, we do not anticipate that any dividends will be declared on the common stock for the foreseeable future. Future payment of cash dividends, if any, will depend on the Surviving Corporation's financial condition and results of operations, business conditions, capital requirements, restrictions contained in agreements, future prospects and other factors deemed relevant by the board of directors of the Surviving Corporation.

                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table shows for the periods and as of the dates indicated:

         o net income (loss) from continuing operations per share of Integrated common stock on a historical and pro forma basis;

         o net income from continuing operations per share of Empire common stock on a historical and pro forma equivalent basis;

         o book value per share of Integrated common stock on a historical and pro forma basis; and

         o book value per share of Empire common stock on a historical and pro forma equivalent basis.

          The information in the table should be read in conjunction with (1) the historical financial statements of Integrated and Empire appearing elsewhere herein or incorporated by reference herein and (2) the pro forma financial statements appearing elsewhere herein.

         The pro forma data for Integrated for the year ended December 31, 1998, gives effect to the following transactions, as if they had occurred as of the beginning of the period:

         o the issuance by Empire of certain promissory notes to the Empire Stockholders as described under "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Surplus Net Worth"; and

         o completion of the merger and Empire-Pacific becoming a subsidiary of Empire.

         The pro forma data for Integrated for the three months ended March 31, 1999 and as of March 31, 1999, gives effect to completion of the merger and Empire-Pacific becoming a subsidiary of Empire, as if such transactions had occurred as of the beginning of the period, in the case of net income data, and as of the end of the period, in the case of book value data.

         The pro forma equivalent data for Empire is equal to the pro forma data for Integrated multiplied by 556,025. This multiplier represents the exchange ratio based upon the issuance to the Empire Stockholders of 5,560,250 shares of common stock of the Surviving Corporation (excluding 3,824,511 Contingent Shares) in exchange for the 10 shares of Empire common stock that are currently outstanding.

         The pro forma data is provided for your information. However, this data may not be indicative of the actual results that would have been achieved had the merger occurred at the beginning or end of the period.


Integrated:
    net income from continuing operations per share for year ended
    December 31, 1998..................................................          $0.01

    pro forma net income from continuing operations per share for year
    ended December 31, 1998............................................          $0.11

    net loss from continuing operations per share for three months ended
    March 31, 1999.....................................................         $(0.01)

    pro forma net income from continuing operations per share for three
    months ended March 31, 1999........................................          $0.02

    book value per share at March 31, 1999.............................          $1.63

    pro forma book value per share at March 31, 1999...................          $0.60



Empire:
    net income from continuing operations per share for year ended
    December 31, 1998..................................................    $248,569.00
    pro forma equivalent net income from continuing operations per share
    for year ended December 31, 1998...................................     $59,388.19
    net income from continuing operations per share for three months
    ended March 31, 1999...............................................     $45,661.70
    pro forma equivalent net income from continuing operations per share
    for three months ended March 31, 1999..............................     $12,867.56
    book value per share at March 31, 1999.............................     $(9,338.30)
    pro forma equivalent book value per share at March 31, 1999(1).....    $334,569.62

-----------------------

         (1) Including the Contingent Shares in the calculation, such pro forma equivalent book value per share is $564,696.89

                                  THE COMPANIES

Integrated

         Integrated was formerly in the business of designing and marketing certain computer-related products. Integrated completely discontinued these operations at the end of 1997 because it was unable to achieve profitability. Since that time, Integrated's only activity has been seeking a business combination opportunity that would enable it to redeploy its remaining cash ($10.1 million at June 30, 1999) into a new operating business.

Empire Resources and Empire-Pacific

        Empire is a distributor of value added, semi-finished aluminum products. Empire-Pacific is an affiliate of Empire that acts as Empire's sales agent in Australia. Empire-Pacific will become a subsidiary of Empire before the merger is completed. The principal executive offices of Empire and Empire-Pacific are located at One Parker Plaza, Fort Lee, NJ 07024.

                                  RISK FACTORS

Empire's Foreign Supply Sources are Subject to Substantial Risks.

         Empire generally purchases aluminum products from foreign suppliers. Thus, its operations could be materially and adversely affected by changes in economic, political and social conditions in the countries where Empire currently purchases or may in the future purchase such products. Among other things, changes in laws, regulations, or the interpretation thereof, or restrictions on currency conversions and exports, could negatively affect Empire's business. Although the trend in the markets in which Empire operates has been towards open markets and trade policies and the fostering of private economic activity, no assurance can be given that the governments will continue to pursue these policies or that such policies may not be significantly altered, especially in the event of a change in the leadership, or as a result of social or political upheaval or unforeseen circumstances affecting economic, political or social life.

Consolidation of Suppliers has Materially Impacted Empire's Operations.

         During the last several years, consolidations have been taking place among aluminum suppliers. As indicated under "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations," two of Empire's principal suppliers were acquired in 1996 and 1997, with resultant negative impact on its sales volume. Although Empire believes that it has effectively replenished its sources of supply, there can be no assurance that Empire would be able to replace the volume of production or the type of products supplied by any of its current vendors, if they were acquired or their operations terminated or were interrupted.

Empire is Highly Dependent on Supplier Relationships.

         Empire's operations and its sales strategy are highly dependent upon its supplier relationships. Empire's strategy also is based in large part upon its ability to maintain and increase its supplier base, permitting it to purchase sufficient materials at competitive prices. As a result, the termination or limitation by any principal supplier of its relationship with Empire could have a material adverse effect on Empire's business.

         Empire's loss of any one of its material suppliers (or material default by any such supplier in its obligations to Empire) due to bankruptcy, financial difficulties, expropriation, social unrest,

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


destruction, sabotage, strikes, acquisition by a person or entity unwilling to provide products to Empire, or for any other reason, would have at least a short-term material adverse effecton Empire's business.

Changing Aluminum Prices Could Impact Empire's Profit Margins.

         Empire relies on long-term relationships with its suppliers, but generally has no long-term, fixed-price purchase contracts; it purchases at prevailing market prices at the time orders are placed, with appropriate discounts for quantity purchases. The aluminum industry is highly cyclical, and the prices that Empire pays for aluminum and the prices it charges will be influenced by a variety of factors outside of its control, including general economic conditions (both domestic and international), competition, production levels, import duties and other trade restrictions, and currency fluctuations.

If Suppliers Fail to Provide Products of the Quality They Certify, Customer Relationships and Prices Could be Negatively Affected.

         Empire's relationships with its customers depend, in part, on its ability to deliver products of the quality specified by those customers. Empire obtains certifications from its suppliers as to the quality of the products being supplied. However, if the product is not of the quality certified, Empire may be forced to buy product of the specified quality from another source to fulfill the customer's order. While Empire would then be left with a claim against the supplier for any loss sustained by Empire, Empire may not be able to successfully prosecute these claims, particularly in foreign jurisdictions.

Empire is Exposed to Credit Risk From its Customers.

         Empire does not require collateral for customer receivables. Empire has significant balances owing from customers that operate in cyclical industries and under leveraged conditions, which may impair the collectability of these receivables. Empire carries credit insurance with a 15% co-pay provision and specific limits on each customer's receivables. Empire's failure to collect a significant portion of the amount due on its receivables directly from customers or through insurance claims (or other material default by customers in their obligations to Empire) could have a material adverse effect on Empire's financial condition.

Increased Tariffs Could Adversely Affect Empire's Financial Condition.

         During 1998, in excess of 20% of Empire's sales represented sales of aluminum products from countries considered developing countries under the generalized system of preference, which program expired on June 30, 1999. Although Congress is expected to renew the program in 1999, if it does not take such action, then imports from developing countries will be subjected to a tariff, instead of the duty-free treatment those imports now enjoy. To the extent these increased costs could not be passed on to its customers, Empire's profit margins could be negatively affected.

Antidumping and Other Duties Could be Imposed on Empire, its Suppliers and Their Products.

         The imposition of an antidumping or other increased duty on any products imported by Empire could have a material adverse effect on Empire's financial condition. For example, Empire's imports of aluminum products could be subject to an antidumping duty. Under United States law, an antidumping duty may be imposed on any imports if two conditions are met. First,

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

the Department of Commerce must decide that the imports are being sold in the United States at less than fair value. Second, the International Trade Commission must determine that the United States industry is materially injured or threatened with material injury by reason of the imports. The Commission's determination of injury involves a two-prong inquiry: first, whether the industry is materially injured, and second, whether the dumping, not other factors, caused the injury. The Commission is required to analyze the volume of imports, the effect of imports on United States prices for like merchandise, and the effects the imports have on United States producers of like products, taking into account many factors, including lost sales, market share, profits, productivity, return on investment, and utilization of production capacity.

If Empire Fails to Deliver Products on a Timely Basis, it May Suffer Losses.

         Interruption of shipping schedules upon which Empire relies for foreign purchases could result in untimely deliveries to Empire's customers or cause Empire to purchase the products in the United States at a higher cost in order to meet delivery schedules. Consequently, Empire's profit margins could be reduced or it could suffer losses. Empire assures its customers that it will deliver products within the period specified in their purchase orders. Any interruption of the means of transportation used by Empire to transport products could cause delays in delivery of products, could force Empire to buy the products from domestic suppliers at a higher cost in order to fulfill its commitments, and also could result in the loss of the customer.

Empire is Subject to Competition From Companies With Captive Sources of Supply.

         Many of Empire's competitors are significantly larger than Empire and many have captive sources of supply and access to greater capital and other resources. Thus, if Empire's sources of supply are interrupted, its competitors could be in a position to capture Empire's customers.

After the Merger, Integrated will be Controlled by the Current Stockholders of Empire.

         After the merger, the Empire Stockholders will have approximately 61% of the combined voting power of all outstanding shares of Integrated common stock. As a result, acting together, they would be able to effectively control virtually all matters requiring approval by the stockholders of the Surviving Corporation.

Empire is Dependent on its President.

         Empire is highly dependent on the services of its President, Nathan Kahn, the loss of whom could have a significant adverse impact on Empire's business.

Third Party Year 2000 Problems Could Affect Empire

         Some computer software programs and computer hardware and computer chips embedded in operating systems may not recognize correctly dates beginning on and after January 1, 2000. This could result in those programs, hardware or systems becoming inoperable or experiencing other adverse consequences. Empire has reviewed its internal computer software programs and hardware and believes that they will be year 2000 compliant before January 1, 2000. Empire's costs in connection with this review and making its software and hardware year 2000 compliant have not been and are not expected to be material.

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

         Empire has sought assurances from its suppliers, shippers and customers that their operations are year 2000 compliant, and has received assurances from many of them. However, Empire has no control over their compliance efforts. Furthermore, most of Empire's suppliers are located in foreign countries in which companies may not be as advanced in achieving year 2000 compliance as companies in the United States. There can be no assurance that year 2000 problems at Empire's suppliers or shippers will not interfere with Empire's ability to obtain supplies in a timely manner, if at all. Any such occurrence would have a material adverse effect on Empire's business. Furthermore, year 2000 problems may have a negative impact on the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.).

The Large Number of Integrated Shares Eligible for Future Sale Could Adversely Affect the Market for those Shares.

         Integrated cannot predict the affect, if any, that future sales of Integrated common stock or the availability of Integrated common stock for future sales, will have on the market price of Integrated common stock. After the merger, 15,524,162 shares of Integrated common stock will be issued and outstanding, of which 9,384,761 shares will be issued to the Empire Stockholders pursuant to the merger. The shares issued in the merger will be subject to certain transfer restrictions because (1) they will not be registered under the Securities Act of 1933 and, therefore, may not be sold unless they are registered or are sold under an exemption from registration and (2) 3,824,511 of the shares to be issued to the Empire Stockholders are Contingent Shares and may not be sold prior to the end of the two-year earn-out period applicable to these shares. Nevertheless, these shares, other than the Contingent Shares, may be sold in the public market without registration after a one-year holding period has elapsed (subject to certain volume and other restrictions on sale in the case of shares held by affiliates of the Surviving Corporation, which would include the Empire Stockholders).

                                   THE MEETING

Purposes of the Meeting

     The Merger

         At the meeting, you will be asked to consider and vote upon the approval and adoption of the Merger Agreement. The merger will occur only if this proposal is approved.

         The Integrated board of directors believes that the merger is fair to you, and is in your best interests, and recommends a vote "for" the proposal to approve and adopt the Merger Agreement. This recommendation was made unanimously, except that Simon Kahn (who is the brother of Nathan Kahn) did not participate.

     Election of Directors and Ratification of Auditors

         At the meeting, you will also be asked to elect directors and ratify the appointment of KPMG LLP (effective upon completion of the merger) as independent auditors for the fiscal year ending December 31, 1999.

Date, Time and Place of Meeting

         The meeting will be held on September 15, 1999 at 9:30 a.m. local time, at 1585 Broadway, 26th Floor, New York, New York 10036.

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

Record Date; Voting Rights

         The Board has fixed the close of business on July 19, 1999 as the record date for determining holders of Integrated common stock entitled to notice of, and to vote at, the meeting. As of the record date, there were 6,139,401 shares of Integrated common stock issued and outstanding. You will have one vote at the meeting for each share of Integrated common stock that you owned as of the record date.

Quorum

         The presence, in person or by properly executed proxies, of holders of at least a majority of the issued and outstanding shares of common stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting. If a share is considered present at the meeting for any matter, it will be considered present for all other matters. Shares held by a nominee for a beneficial owner ("Broker Shares") that are voted on any matter and abstentions will be included in determining the number of shares present. Broker Shares that are not voted on any matter will not be included in determining the number of shares present.

Required Vote

     Approval of the Merger Agreement

         Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Integrated common stock entitled to notice of, and to vote at, the meeting. Abstentions and broker non-votes will have the same effect as votes cast against the proposal to approve the Merger Agreement.

     Election of Directors

         Directors will be elected by a plurality of the votes cast.

     Ratification of Appointment of Independent Auditors

         Ratification of the appointment of KPMG LLP (effective as of completion of the merger) as independent auditors for the fiscal year ending December 31, 1999 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

Voting Agreements

         The directors of Integrated and certain of their affiliates have agreed that they will vote their shares of Integrated common stock in favor of approval of the Merger Agreement. These directors and affiliates beneficially own an aggregate of 1,761,570 shares of Integrated common stock, which constitutes approximately 28.69% of the outstanding shares as of the record date. A copy of the Voting Agreement is attached as Annex B to this Proxy Statement.

Voting and Revocation of Proxies

         All properly executed proxies that are not revoked will be voted at the meeting in accordance with the instructions contained therein. If a holder of Integrated common stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted (1) "for" approval of the Merger Agreement, (2) "for" election of the

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

nominees for director identified herein, (3) "for" ratification of the appointment of KPMG LLP (effective upon completion of the merger) as independent auditors for the fiscal year ending December 31, 1999 and (4) in the discretion of the proxy holder with respect to any other matter which may properly come before the meeting, including any adjournment or postponement thereof.

         A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the meeting by (1) executing and returning a proxy bearing a later date, (2) filing written notice of such revocation with the Secretary of Integrated stating that the proxy is revoked or (3) attending the meeting and voting in person. Later-dated proxies and written revocations should be sent to Integrated at 444 Madison Avenue, 38th Floor, New York, New York 10022, Attention: Secretary. A stockholder's attendance at the meeting will not, by itself, revoke a proxy. Any stockholder who has instructed a broker to vote his or her shares must follow the procedure provided by the broker to revoke those instructions.

Solicitation of Proxies

         The accompanying proxy is solicited by the Integrated board of directors for use at the meeting or any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the attached notice of meeting. This Proxy Statement and accompanying proxy were first sent to stockholders on or about August 12, 1999.

         We are soliciting proxies by mail. In addition, our directors and officers may solicit proxies by personal interview, telephone, telegram or otherwise. We have engaged the services of Mackenzie Partners, Inc. to assist us in the solicitation of proxies. We expect to pay Mackenzie Partners a fee of $5,000 plus reimbursement of reasonable out-of-pocket expenses.

         We will reimburse brokerage firms, fiduciaries, nominees and others for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares of Integrated common stock held in their names.

         The costs and expenses incurred in connection with the printing and filing of this Proxy Statement and the solicitation of proxies will be shared equally by Integrated and Empire.

Other Matters

         At the date of this Proxy Statement, the board of directors of Integrated does not know of any business to be presented at the meeting other than as set forth in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that, in the absence of instructions to the contrary set forth on a proxy, the shares represented by each proxy will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies, provided that no proxy which is voted against the adoption of the Merger Agreement will be voted in favor of any adjournment or postponement of the meeting.

Independent Accountants

          Representatives of PricewaterhouseCoopers LLP, Integrated's independent auditors, and representatives of KPMG LLP, Empire's independent auditors, are expected to be present at the meeting. These representatives will have an opportunity to make statements at the meeting if they so desire and will be available to respond to appropriate questions.

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

                       THE MERGER AND RELATED TRANSACTIONS

General Description of the Merger

         Empire will merge with and into Integrated, and Integrated will be the Surviving Corporation. The Surviving Corporation will change its name to "Empire Resources, Inc." and will continue the business of the Empire Companies.

         Upon completion of the merger, the Surviving Corporation will issue to the Empire Stockholders an aggregate of 9,384,761 shares of common stock of the Surviving Corporation. However, the Empire Stockholders will be required to deposit 3,824,511 of these shares into escrow. Some or all of the escrowed shares may be released to the Empire Stockholders based on a two year earn-out formula described herein. Any escrowed shares not required to be released to the Empire Stockholders based on the earn-out formula will be returned to the Surviving Corporation and canceled.

Background of the Merger

     Background of Integrated's Search for a Business Combination

         We were formerly in the business of designing and marketing certain computer-related products. We completely discontinued these operations at the end of 1997 because we were unable to achieve profitability. Since that time, our only activity has been seeking a business combination opportunity that would enable us to redeploy our remaining cash ($10.1 million at June 30, 1999) into a new operating business.

         We estimate that, since November 1997, we have preliminarily reviewed over 30 potential acquisition candidates. From this group, there were approximately 10 candidates (other than Empire) that we chose to investigate in greater depth. Our investigation of these candidates varied from having one or more meetings to having certain financial and due diligence procedures performed. These candidates were in diverse industries, including travel, software, computer distribution and school supply manufacturing and distribution.

         In evaluating potential acquisition candidates, we considered, among other things, all or a majority of the following factors concerning the target company:

         o    valuation;

         o    quality of management;

         o    earnings history;

         o    strategy and potential for future growth;

         o    capital structure and capital needs;

         o    competition;

         o    characteristics of the target's industry; and

         o in the case of technology companies, the nature of the technology and associated proprietary rights.

         We ultimately did not pursue a business combination with the candidates that we chose to investigate (other than Empire) because of one or more of the following reasons:

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

         o    the parties could not agree on valuation issues;

         o the target did not have historical earnings and could not demonstrate to our satisfaction that it would be able to achieve profitability in the near-term;

         o we were not satisfied with the results of our due diligence investigation; or

         o    the target withdrew from consideration.

     Integrated's Reasons For Selecting Empire as a Merger Partner

         The Integrated board considered, among other things, the following factors in reaching its decision to approve a merger with Empire:

         o the fact that Empire is an established company with a demonstrated ability to generate profits;

         o    the significant experience of Empire's management;

         o Empire's strategy for future growth as described under "Business of Empire--Business Strategy;"

         o the willingness of Empire's stockholders to agree to the earn-out formula and related escrow arrangements provided for by the Merger Agreement, as described under "Material Terms of the Merger Agreement--Earn-Out Formula" and "--Escrow Arrangements Relating to the Contingent Shares;"

         o the willingness of Empire's stockholders to make certain representations and warranties concerning Empire's business and to agree to certain indemnification obligations as described under "Material Terms of the Merger Agreement--Representations and Warranties" and "--Indemnification Obligation of the Empire Stockholders."

         o the potential benefits that will accrue to Empire as a result of its becoming a public company, including: (1) greater access to capital markets; (2) enhanced ability to use its stock as consideration for possible future acquisitions and (3) greater visibility among potential customers and suppliers; and

         o the fairness opinion rendered by Seidman & Co., Inc. as described under "--Opinion of Financial Advisor to Integrated."

         The Integrated board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to, the following:

         o the downward trend in Empire's earnings discussed under "Empire Resources Management's Discussion and Analysis of Financial Condition and Results of Operations;"

         o the fact that Empire's business is highly dependent on the services of Nathan Kahn;

         o the fact that Empire's business is highly dependent on its relationship with its suppliers; and

         o    the other risks described under "Risk Factors."

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

         The Integrated board concluded that these risks were outweighed by the potential benefits of the merger.

         In view of the wide variety of factors considered by the Integrated board in connection with its evaluation of the merger, the board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination.

     Background of Contacts with Empire

         In July of 1998, William Spier (Acting Chief Executive Officer of Integrated) met with Nathan Kahn (the President of Empire and one of its two owners) in order to discuss the possibility of a business combination with Empire. This meeting was arranged by Simon Kahn, who is a director of Integrated and the brother of Nathan Kahn.

         Following the initial meeting between Mr. Spier and Mr. Kahn, additional meetings took place in July and August between representatives of both companies at which the terms of a possible merger were discussed. In addition, in August, Integrated and Empire each commenced their respective due diligence investigations of the other party. These investigations continued until the signing of the Merger Agreement.

         On August 19, 1998, Nathan Kahn and Sandra Kahn met with the Integrated board of directors and provided the board with information concerning Empire's business and plans. Following this meeting with the Kahns, the Integrated board authorized Mr. Spier to negotiate a letter of intent with Empire that would outline the general terms of a possible merger with Empire.

         On September 23, 1998, the Integrated board approved a draft letter of intent with Empire. This letter of intent was signed by both Integrated and Empire at the end of September. The letter of intent contemplated that the Empire Stockholders would own 58% of the surviving corporation (calculated on a pro forma basis giving effect to the exercise of 656,460 options and warrants). The letter of intent was not legally binding on the parties (subject to certain exceptions). As part of the letter of intent, Integrated agreed that it would not consider alternative transactions for a 45-day period.

         In October of 1998, Empire management informed Mr. Spier that Empire's earnings for 1998 would be lower in 1998 than in 1997 ($2.5 million in 1998 compared with $3.8 million in 1997). Empire's management explained the reason for the earnings decline was principally a slower than expected start-up of new production facilities by one of Empire's suppliers which had been expected to contribute revenues during the fourth quarter of 1998.

         In view of the shortfall in Empire's 1998 earnings, representatives of both companies met several times in order to determine whether they could negotiate revised terms for the merger that would be acceptable to both parties. As a result of these negotiations, the terms of the merger were restructured to provide that a portion of the merger consideration would be placed in escrow and be subject to the two-year earn-out formula as described under "Material Terms of the Merger Agreement--Earn-Out Formula."

    In November of 1998, Integrated retained Seidman & Co., Inc., in order to advise Integrated whether the proposed merger would be fair, from a financial point of view, to the Integrated stockholders.

         On January 19, 1999, the Integrated board reviewed and approved the revised merger terms. At this meeting, Seidman & Co., Inc. rendered its oral opinion to the effect that, as of that date, the terms of the merger were fair, from a financial point of view, to the existing stockholders of Integrated.

         On February 18, 1999, the Integrated Board reviewed and approved the final terms of the merger.

         On February 22, 1999, Integrated and Empire signed the Merger Agreement, and Integrated made a public announcement concerning the merger.

Recommendation of the Board of Directors of Integrated

         The Integrated board of directors believes that the merger is fair to you, and is in your best interests, and recommends a vote "for" the proposal to approve and adopt the Merger Agreement. This recommendation was made unanimously, except that Simon Kahn (who is the brother of Nathan Kahn) did not participate. The factors considered by the board in making this recommendation are discussed above under "-- Integrated's Reasons For Selecting Empire as a Merger Partner."

Opinion of Financial Advisor to Integrated

     General

         In November 1998, Integrated engaged Seidman & Co., Inc. ("Seidman") to render an opinion to the Integrated board of directors as to the fairness of the merger from a financial point of view to the existing stockholders of Integrated. Seidman is an investment banking firm which has specialized in financial and market analysis and fair market valuations for approximately the past 30 years. Integrated chose Seidman to render a fairness opinion on the basis of Seidman's long-term experience in this area, reputation in the investment community, and expertise in transactions similar to the merger. There were no material relationships between Integrated and Seidman and no compensation paid by Integrated to Seidman during the past two years.

         Seidman's engagement was limited to rendering a fairness opinion as to the terms of the merger. These terms were negotiated between the parties to the merger. Seidman did not make any recommendation as to these terms. No limitations were imposed by Integrated on Seidman with respect to the investigations made or procedures followed by Seidman in rendering its opinion.

         As compensation for rendering its fairness opinion, Integrated has agreed to pay Seidman a fee of approximately $17,000, plus reimbursement of Seidman's out-of-pocket expenses. Integrated has also agreed to indemnify Seidman against certain liabilities in connection with its fairness opinion, including certain liabilities under the federal securities laws.

     Rendering of Fairness Opinion

         On January 19, 1999, Seidman delivered to the Integrated board of directors its oral opinion to the effect that, as of that date, the terms of the merger were fair, from a financial point of view, to the stockholders of Integrated. Seidman confirmed its oral opinion by delivery of a written opinion dated February 22, 1999 (the date of the Merger Agreement).

         THE FULL TEXT OF SEIDMAN'S WRITTEN OPINION TO THE BOARD DATED AS OF FEBRUARY 22, 1999 IS ATTACHED HERETO AS APPENDIX F AND IS

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


INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF SEIDMAN'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SEIDMAN'S OPINION IS DIRECTED TO THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF INTEGRATED AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. SEIDMAN'S OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO BE PAID BY INTEGRATED IN THE MERGER AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER, THE COMPETITIVENESS OR PROFITABILITY OF THE COMBINED COMPANY, ANY ALTERNATIVES TO THE MERGER, OR ANY OTHER ASPECT OF THE MERGER.

         In connection with its opinion, Seidman examined and considered all available information and data deemed relevant by it in connection with rendering its opinion, including the information and data referred to in the full opinion attached as Appendix F hereto.

     Summary of Analysis Relating to the Opinion

         Seidman analyzed separately (1) the portion of the merger consideration (the "Vested Consideration") that is not contingent on the future earnings of the Surviving Corporation and (2) the portion of the merger consideration (the "Contingent Consideration") that is subject to the two-year earn-out formula described under "Material Terms of the Merger Agreement--Earn-Out Formula."

         Analysis Relating to the Vested Consideration

         For purposes of its analysis, Seidman viewed the Vested Consideration as consisting of 5,560,250 shares of Integrated common stock (representing the shares to be issued in the merger which will not be subject to the earn-out formula). In addition, Seidman took into account the promissory notes in the aggregate principal amount of $10.9 million that were distributed by Empire to the Empire Stockholders on February 19, 1999 as described under "Empire Management's Discussion and Analysis of Financial Condition and Results of Operations--Distribution of Surplus Net Worth." Seidman valued the Vested Consideration and such promissory notes at approximately $19.2 million, based on
(a) an assumed value for the Integrated common stock of a $1.50 per share (representing the closing price of the common stock on the AMEX on February 12, 1999) and (b) the aggregate principal amount of the notes distributed to the Empire Stockholders.

         The following is a summary of certain of the financial analyses used by Seidman in connection with providing its opinion with respect to the Vested Consideration.

         Selected Public Company Analysis. Seidman selected six publicly-traded companies (the "Specified Companies") that Seidman considered to be generally comparable to Empire on a qualitative or quantitative basis. The Specified Companies included: (1) A.M. Castle & Co., (2) Central Steel & Wire Co., (3) Meridian National Corp., (4) Olympic Steel Inc., (5) Reliance Steel & Aluminum Co., and (6) Russel Metals Inc.

         After identifying the Specified Companies, Seidman derived certain capitalizing ratios for the Specified Companies, including stock price as a multiple of (1) average revenues over various periods, (2) average operating income over various periods, and (3) pre-tax income over various periods. Seidman then derived a range of values for Empire by applying these ratios to Empire. Seidman then compared these derived values for Empire with the value of the Vested

Consideration. This analysis indicated a range of values for Empire that compared favorably with the value of the Vested Consideration of $19.2 million. Seidman determined that this was the case whether the capitalizing ratios were based on the most recent five-years, three-years or one-year of data for the Specified Companies and Empire.

         Seidman noted that, in the context of a merger, it would be appropriate to apply a 30% control premium to the values for Empire derived by using the ratios described above. However, Seidman indicated that fairness was indicated without factoring in any control premium.

         None of the Specified Companies is identical to Empire. Accordingly, the foregoing analysis was not mathematical; rather, it involved complex considerations and judgments concerning differences in the financial and operating characteristics of the Specified Companies and Empire and other factors that could affect the public trading value of the Specified Companies.

         Analysis of the Effect of the Merger on Pro Forma Earnings and Book Value Per Share. Seidman analyzed the pro forma effect of the merger on Integrated's earnings before taxes per share and book value per share. This analysis was calculated based on (1) earnings and book value of Integrated for the 12 months ended September 30, 1998 and as of September 30, 1998, and (2) earnings and book value of Empire for the 12 months ended December 31, 1998 and as of December 31, 1998. This analysis indicated that on a pro forma basis (a) Integrated's earnings before taxes per share would increase from a pre-merger level of $0.01 to a post-merger level of approximately $0.21 (representing an increase of more than 2,800%) and (b) Integrated's book value per share would decrease from a pre-merger level of approximately $1.51 per share to a post-merger level of approximately $0.96 per share (representing a decrease of approximately 36%). Seidman concluded that with the material gain in earnings before taxes per share, and notwithstanding the decrease in book value per share, this analysis, overall, indicated fairness of the merger to the Integrated stockholders from a financial point of view.

         Analysis Relating to the Contingent Consideration

         The following is a summary of certain of the financial analyses used by Seidman in connection with providing its opinion with respect to the Contingent Consideration.

         Incremental Valuation Analysis. The number of Contingent Shares (if any) that will be released to the Empire Stockholders will depend on the Surviving Corporation's after-tax earnings (excluding extraordinary expenses relating to the merger as defined in the Merger Agreement) over a two-year period as described under "Material Terms of the Merger Agreement--Earn-Out Formula." Seidman calculated the number of Contingent Shares that would be released to the Empire Stockholders based on different levels of average annual after-tax earnings of the Surviving Corporation during such two-year period. Seidman then calculated the price of the Contingent Shares to be released as a multiple of the level of average annual after-tax earnings that would trigger the release. In calculating such multiple, Seidman considered the value of each Contingent Share to be $1.50 (representing the closing price of Integrated common stock on the AMEX on February 12, 1999). The derived multiples ranged from 1.72x to 2.21x at various levels of average annual after-tax earnings. Seidman noted that the derived multiples compared favorably with price multiples of market comparable companies.

         Pro Forma Earnings Per Share Analysis. Seidman calculated the pro forma effect that the release of the Contingent Shares would have on earnings per share. In making this calculation, Seidman took into account the level of average annual after-tax earnings that was required in order to trigger the release of a specified number of Contingent Shares. Seidman noted that at all levels pro forma earnings per share would increase in connection with the release of the Contingent Shares to the Empire Stockholders.

Conflicts of Interest

         In considering the recommendation of the Integrated board with respect to the merger, you should be aware that the directors have certain interests in the merger that are in addition to the interests of the stockholders generally. Certain of these interests are described below.

          Vesting of Certain Options. In the third quarter of 1997 and the first quarter of 1998, certain directors were granted options that were intended to motivate these directors to seek acquisition opportunities for Integrated. These options provided that the options would become exercisable upon (or in certain cases a specified period following) completion of an acquisition transaction by Integrated within 18 months of the grant date (provided that in all events they would be become exercisable on the day preceding the tenth anniversary of the grant date). Following the execution of the Merger Agreement with Empire on February 22, 1999, the board amended these options to provide that they will become exercisable upon (or in certain cases a specified period following) the closing of the merger with Empire, even if this closing occurs after the 18-month period originally specified in these options. Certain information concerning these options is shown in the table below:


                                                           Number of shares    Exercise
                                                           of Common Stock     Price Per
                                                           Underlying          Share
         Name of Director                 Date of Grant    Option                          Vesting
         ----------------                 -------------    ----------------    ----------- --------
         William Spier..............      10/7/97          20,000                $ 1.4063  completion of merger

                                          12/10/97         50,000                  1.4063  completion of merger

                                                                                           180 days following
                                          12/10/97         25,000                  2.0000  completion of merger

                                                                                           one year following
                                          12/10/97         25,000                  2.0000  completion of merger

         Bernard S. Appel...........      10/7/97          16,000                  1.4063  completion of merger

         Barry W. Blank.............      2/2/98           16,000                  1.6563  completion of merger

         Nicole R. Kubin............      10/7/97          16,000                  1.4063  completion of merger

         Morton L. Landowne.........      10/7/97          16,000                  1.4063  completion of merger

         Morris J. Smith............      10/7/97          16,000                  1.4063  completion of merger

         Michael Yudin..............      2/2/98           16,000                  1.6563  completion of merger


         Modification of Certain Options. The Merger Agreement contemplates that six of the current 10 directors of Integrated will cease to be directors upon completion of the merger. The Integrated options held by these directors have been amended to provide that ceasing to be a director as contemplated by the Merger Agreement will not cause such person's options to terminate. Without this amendment, certain of the options held by these directors would have terminated three months after they ceased to be directors.

         Extension of Certain Options. At the same meeting at which the Integrated board approved the merger, the board also approved extending the expiration date of certain options held by Alan Haber, who is a director of Integrated. These options were originally granted to Mr. Haber in 1994. The board agreed to extend these options because Mr. Haber was precluded from selling the shares underlying these options as a result of trading restrictions that were imposed during the extended period during which Integrated was engaged in seeking a business combination opportunity. The table below provides certain information concerning these options.


         Number of shares of Common        Exercise Price   Original             New Expiration Date
         Stock Underlying                  Per Share        Expiration
         Option                                             Date
         --------------------------        --------------   -------------------- -------------------
         66,936                            $1.6434          December 31, 1998    July 31, 2001

         66,175                            $1.6434          December 31, 1999    December 31, 2001


         Granting of Certain Options. The initial contact between Integrated and Empire was arranged by Simon Kahn, who is a director of the Company and the brother of Nathan Kahn (one of the Empire Stockholders). See "The Merger and Related Transactions--Background of Contacts with Empire." In recognition of Simon Kahn's contribution to the merger transaction, Integrated, in July 1999, granted to Simon Kahn an option to purchase 10,000 shares of Integrated common stock at an exercise price of $2.00 per share. This option will become exercisable with respect to 50% of the shares subject thereto on the 180th day following the closing of the merger with Empire and with respect to the balance on the first anniversary of such closing.

         Bonus Payment. In July 1999, Integrated paid to William Spier, the Acting Chief Executive Officer of Integrated, a bonus of $25,000 for his work relating to the proposed merger with Empire.

          Possible Compensation of Continuing Directors. The directors of Integrated who will continue as directors of the Surviving Corporation may be compensated by the Surviving Corporation for their services as directors. The amount of this compensation has not been fixed. It is expected that the issue of director compensation will be addressed by the board of directors of the Surviving Corporation following the merger.

Certain Federal Income Tax Consequences

         The following is a summary of the material United States federal income tax consequences of the merger to the Integrated stockholders and Integrated. The summary is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to the merger. The summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change.

         The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and Section 1.368.2 of the Treasury Regulations. If the merger qualifies as a reorganization, no gain or loss will be recognized by Integrated, the Surviving Corporation or the stockholders of Integrated as a result of the merger.

         The tax discussion set forth above is included for general information only and is based upon present law. No private letter ruling from the Internal Revenue Service as to the tax consequences of the merger has been or will be sought or obtained. Each Integrated stockholder should consult his or her tax advisor as to the specific tax consequences of the merger to him or her, including the application and effect of federal, state, local and other tax laws and the possible effects of changes in federal law or other tax laws.

Accounting Treatment

         For accounting and other financial reporting purposes, the merger will be treated as a "reverse acquisition." Under this treatment, the Surviving Corporation will be treated as a continuation of Empire, and the merger will be treated as an issuance of shares by Empire to the stockholders of Integrated in exchange for Integrated's cash.

Stock Exchange Listing

         Integrated's common stock trades on the AMEX. It is a condition to the merger that the shares of Integrated common stock to be issued in the merger shall be authorized for listing on the AMEX. An application to obtain such authorization has been filed.

No Appraisal Rights

         The stockholders of Integrated are not entitled to dissenters' rights of appraisal in connection with the merger under the General Corporation Law of the State of Delaware.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

         The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety.

General Description of the Merger

         At the effective time of the merger, Empire will be merged with and into Integrated. Following the merger, Integrated will continue as the Surviving Corporation.

Effective Time

         The merger will become effective (the "Effective Time") upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Such filing will be made simultaneously with or promptly following the closing of the merger, which will take place as soon as practicable following approval of the Merger Agreement by the stockholders of Integrated and the satisfaction or waiver of the other conditions to each party's obligation to consummate the merger.

Name Change

         At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended to change the name of the Surviving Corporation to "Empire Resources, Inc."

Management of the Surviving Corporation

         For information concerning the management of the Surviving Corporation, see "Management Following the Merger."

Issuance of Shares to Empire Stockholders

         At the Effective Time, the outstanding shares of Empire common stock will be converted into an aggregate of 9,384,761 shares of common stock of the Surviving Corporation. The Empire Stockholders will be required to deposit 3,824,511 of these shares (the "Contingent Shares") into escrow. The Contingent Shares will subject to the earn-out described below.

Earn-Out Formula

         The number of the Contingent Shares (if any) that will be released to the Empire Stockholders will depend on the Surviving Corporation's cumulative after-tax, net income during the two-year period commencing April 1, 1999 and ending March 31, 2001, as indicated in the table below. Any shares not required to be released to the Empire Stockholders will be returned to the Surviving Corporation and canceled. For purposes of this calculation, the net income of the Surviving Corporation for the measurement period will be adjusted as follows:

         o any extraordinary expenses (within the meaning of the Merger Agreement) relating to the merger (such as legal and accounting fees and printing expenses) will be excluded;

         o if during any portion of the measurement period, Integrated, Empire or Empire-Pacific is treated as an S Corporation for federal or state tax purposes, such-after tax income will be calculated on a pro forma basis as if all such corporations were liable for federal and state income taxes as taxable corporate entities throughout the entire period; and

         o such after-tax net income will be based upon the income of Empire (and not of Integrated) with respect to any portion of the measurement period that is prior to the effective time of the merger.

         The table below shows (1) the number of Contingent Shares that would be released to the Empire Stockholders based upon different amounts of cumulative after-tax, net income of the Surviving Corporation during the period indicated,
(2) the total number of shares of common stock of the Surviving Corporation that would be outstanding giving effect to the release of a specified number of Contingent Shares (and the return of any remaining shares to the Surviving Corporation), (3) the percentage of such outstanding shares that would be owned by the Empire Stockholders, and (4) the percentage of such outstanding shares that would be owned by the Empire Stockholders on a pro forma basis assuming the exercise of all outstanding options and warrants that have been issued by Integrated and provide for an exercise price per share of $2.00 or less. The information in the table below is based upon the number of shares of Integrated common stock that were outstanding as of July 19, 1999, the record date for the meeting to which this Proxy Statement relates.


                                                  Number of
                                                  Contingent Shares    Total Shares of                      Pro Forma
Cumulative After-Tax Income During the Two-Year   to Be Released to    Surviving           Percent Owned    Percent Owned
Period Ending March 31,  2001 (in Millions of     the Empire           Corporation         by Empire        by Empire
Dollars)                                          Stockholders         Outstanding         Stockholders     Stockholders
------------------------------------------------- -------------------- ------------------- ---------------- ---------------

         less than 4.4                                          0          11,699,651            47.5%            44.9%

         4.4 to but excluding 4.8                         228,817          11,928,468            48.5%            45.9%

         4.8 to but excluding 5.2                         466,268          12,165,919            49.5%            46.9%

         5.2  to but excluding 5.6                        712,853          12,412,504            50.5%            47.9%

         5.6 to but excluding 6.0                         969,107          12,668,758            51.5%            48.9%

         6.0 to but excluding 6.4                       1,235,611          12,935,262            52.5%            49.9%

         6.4 to but excluding 6.8                       1,512,993          13,212,644            53.5%            50.9%

         6.8 to but excluding 7.2                       1,801,933          13,501,584            54.5%            51.9%

         7.2 to but excluding 7.6                       2,103,168          13,802,819            55.5%            52.9%

         7.6 to but excluding 8.0                       2,417,500          14,117,151            56.5%            53.9%

         8.0 to but excluding 8.4                       2,745,802          14,445,453            57.5%            54.9%

         8.4 to but excluding 8.8                       3,089,028          14,788,679            58.5%            55.9%

         8.8 to but excluding 9.2                       3,448,217          15,147,868            59.5%            56.9%

         9.2 or greater                                 3,824,511          15,524,162            60.5%            57.9%


Escrow Arrangements Relating to the Contingent Shares

         The Contingent Shares will be held in escrow, pursuant to an Escrow Agreement in the form of Annex E hereto, until the earn-out is calculated. While the Contingent Shares are held in escrow, the Empire Stockholders will have the right to (1) vote such shares and (2) receive any dividends or distributions with respect to such shares. The Empire Stockholders have agreed to refund to the Surviving Corporation any dividends or distributions that are attributable to any Contingent Shares that are required to be returned to the Surviving Corporation. The Empire Stockholders have also agreed that, as long as any Contingent Shares remain in escrow, they will not take any action (whether as stockholders or directors of the Surviving Corporation) to approve any dividends or distributions with respect to the common stock of the Surviving Corporation, unless such action is approved by a majority of the directors then in office who were directors of Integrated prior to the merger.

Closing Date Balance Sheet and Possible Related Adjustments

         As soon as reasonably practicable following the date on which the merger is completed (the "Closing Date"), the Empire Stockholders are required to provide to the board of directors of the Surviving Corporation an audited consolidated balance sheet of the Empire Companies as of the Closing Date (the "Closing Date Balance Sheet"). Based upon the Closing Date Balance Sheet, certain adjustments may be required as described below.

         Adjustment for Net Capital Deficiency. If the Closing Date Balance Sheet shows that the total stockholders' equity of the Empire Companies immediately prior to the merger was negative, then the Empire Stockholders are required to pay to the Surviving Corporation the amount of the net capital deficiency shown on the Closing Date Balance Sheet.

         Adjustment Relating to Receivables. Within 270 days following the Closing Date, the Empire Stockholders are required to deliver to the board of directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that shows, as of a date within 180 days of the Closing Date, the aggregate proceeds (including any insurance proceeds and credits and refunds from suppliers) that the Surviving Corporation realized from the collection of the accounts receivable reflected on the Closing Date Balance Sheet. If the amount realized from these accounts receivable is less than the aggregate amount of the accounts receivable (less allowance for doubtful accounts) shown on the Closing Date Balance Sheet, the Empire Stockholders are required to pay to the Surviving Corporation the shortfall.

         Adjustment Relating to Inventory. Within 455 days following the Closing Date, the Empire Stockholders are required to deliver to the board of directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that shows, as of a date, within 365 days of the Closing Date, the aggregate amount of sales proceeds (including any insurance proceeds and credits and refunds from suppliers) that the Surviving Corporation realized from the disposition of the inventories reflected on the Closing Date Balance Sheet. If the amount of such sales proceeds is less than the aggregate book value of the inventories shown on the Closing Date Balance Sheet, the Empire Stockholders are required to pay to the Surviving Corporation the shortfall.

         Adjustment Relating to Loans to Employees. The Empire Stockholders are required to pay to the Surviving Corporation the amount of any loans to employees which are reflected on the Closing Date Balance Sheet and which remain outstanding as of January 1, 2000.

Employment Agreements

         For information concerning certain employment and non-compete agreements to be entered into by the Surviving Corporation, see "Management Following the Merger--Certain Agreements to be Entered Into with Executive Officers."

Representations and Warranties

     Representations and Warranties Relating to Empire

         The Merger Agreement contains various representations and warranties made by the Empire Stockholders with respect to the Empire Companies and the proposed merger. These include, among others, representations and warranties as to organization and qualification under applicable law; subsidiaries; execution of the Merger Agreement; the merger not violating agreements and instruments; consents and approvals required for the merger; capitalization and share ownership; officers and directors; books and records; absence of undisclosed liabilities; absence of certain changes; suppliers and customers; inventory; accounts receivables; returns; relationships with related parties; offices; contracts; permits; compliance with laws, permits and instruments; litigation; assets; bank accounts; powers of attorney; absence of improper payments;

taxes; employee benefit matters; brokers; accredited investor status; and information supplied for use in this Proxy Statement.

         The representations and warranties made by the Empire Stockholders will survive the merger. However, the obligation of the Empire Stockholders to indemnify the Surviving Corporation for any inaccuracy or breach of these representations and warranties is subject to certain limitations described below under "--Indemnification Obligation of the Empire Stockholders."

     Representations and Warranties Relating to Integrated

         The Merger Agreement also contains various representation and warranties made by Integrated. These representations and warranties will not survive the merger.

Indemnification Obligation of the Empire Stockholders

         The Empire Stockholders have agreed to indemnify the Surviving Corporation and its successors, assigns, officers, directors, partners, employees, servants and agents against any losses that result from any inaccuracy or breach of any of the representations, warranties or agreements made by the Empire Stockholders in the Merger Agreement. This indemnification obligation of the Empire Stockholders is subject to the following qualifications and limitations:

         Time Limitation. The indemnification obligation of the Empire Stockholders will generally terminate on the first anniversary of the merger or, if later, on the 31st day after the Surviving Corporation files with the SEC a Form 10-KSB in respect of 1999. However, certain indemnification obligations will continue after such date as follows:

         o any indemnification claim that is pending or asserted as of such date may continue to be asserted and indemnified against;

         o any claim based on a violation of the representations and warranties contained in Section 5.5 of the Merger Agreement (relating to capitalization and share ownership) may continue to be asserted and shall be indemnified against at any time; and

         o any claim based on a violation of the representations and warranties contained in Section 5.25 of the Merger Agreement (relating to taxes) may continue to be asserted and shall be indemnified against until the 181st day following the expiration of the applicable statute of limitations (and, if asserted prior to such time, may continue to be asserted and shall be indemnified against).

         Deductible. An amount of $100,000 is deductible from the aggregate amount payable by the Empire Stockholders in respect of all inaccuracies and breaches of the representations and warranties contained in the Merger Agreement. However, this deductible does not apply with respect to any amount payable in respect of any inaccuracy or breach of the representations and warranties set forth in the following Sections of the Merger Agreement: 4.1 (relating to information supplied for use in this Proxy Statement); 5.5 (relating to capitalization and share ownership); 5.25 (relating to taxes); or
5.27 (relating to absence of Brokers).

Conditions to the Merger

     Conditions Applicable to All Parties

         The respective obligations of Integrated and Empire to complete the merger are subject to a number of conditions, including among others:

         o the Merger Agreement shall have been approved by the stockholders of Integrated as contemplated by this Proxy Statement;

         o the shares issuable to the Empire Stockholders in the merger shall have been authorized for listing on the AMEX;

         o certain conditions relating to Empire's existing revolving credit facility shall have been satisfied, including among others: (1) the lenders shall have consented to the Merger Agreement and the assumption of the credit facility by the Surviving Corporation,
              (2) the "commitment" provided by the credit facility shall be at least $25 million, (3) the date on which the facility terminates shall be no earlier than March 31, 2001 and (4) upon completion of the merger, there shall not be any default under the agreements governing the credit facility;

         o there shall not be threatened or pending any litigation or similar proceeding which challenges or seeks to restrain or prohibit the merger or which seeks to impose any material restriction on any party in connection with the merger, and which in the reasonably exercised opinion of Integrated or the Empire Stockholders makes it inadvisable to complete the merger; and

         o there shall not be in effect any statutes, rules, regulations, judgments, decrees, injunctions or other orders which prohibit the merger or impose any material restriction on any party in connection with completion of the merger.

     Additional Conditions Applicable to Integrated

         The obligation of Integrated to complete the merger is subject to a number of additional conditions, including among others:

         o the representations and warranties of the Empire Stockholders in the Merger Agreement shall continue to be true in all material respects as of the Closing Date (except for any that speak as of a specific time and except for changes contemplated by the Merger Agreement);

         o the Empire Stockholders and the Empire Companies shall in all material respects have fulfilled their obligations under the Merger Agreement;

         o since the date of the Merger Agreement, there shall not have occurred any material adverse change in the financial condition, results of operations, properties, or business of the Empire Companies taken a whole;

         o Integrated shall have received certain certificates from officers of Empire and certain opinions from counsel to Empire;

         o Integrated shall have received certain evidence that the merger will not violate the New Jersey Environmental Cleanup Responsibility Act;

         o there shall be in effect $10 million of key-man life insurance on the life of Nathan Kahn (with the proceeds being payable to the Surviving Corporation);

         o the employment and noncompete agreements and the escrow agreement contemplated by the Merger Agreement shall have been entered into by the parties thereto (other than Integrated);

         o all of the issued and outstanding capital stock of Empire-Pacific shall be owned by Empire, free and clear of all liens.

     Additional Conditions Applicable to Empire

         The obligation of Empire to complete the merger is subject to a number of additional conditions, including among others:

         o the representations and warranties of Integrated in the Merger Agreement shall continue to be true in all material respects as of the Closing Date (except for any that speak as of a specific time and except for changes contemplated by the Merger Agreement);

         o Integrated shall in all material respects have fulfilled its obligations under the Merger Agreement;

         o since the date of the Merger Agreement, there shall not have occurred any material adverse change in the financial condition of Integrated and at the time of the Merger Integrated shall have (1) a minimum net worth of at least $9.75 million and (ii) cash and cash equivalents of at least $9.8 million;

         o the Empire Stockholders shall have received certain certificates from officers of Integrated and certain opinions from counsel to Integrated;

         o the employment and noncompete agreements and the escrow agreement contemplated by the Merger Agreement shall have been entered into by Integrated;

         o the Empire Stockholders shall have received evidence from the AMEX that Integrated's listing will be continued following the merger; and

         o each of the directors of Integrated shall have executed a general release in favor of Integrated with respect to all claims arising prior to the merger, except that such release shall not release
              (1) any rights such person may have to acquire securities of Integrated under existing option or warrant agreements, (2) any claims under existing indemnification agreements or (3) any claim under the Merger Agreement.

Termination of the Merger Agreement; Termination Fee

         The Merger Agreement may be terminated at any time prior to completion of the merger, whether before or after the approval by the stockholders of Integrated, as follows:

         (a)  by the mutual consent of Integrated and the Empire Stockholders;

         (b) by either Integrated or the Empire Stockholders, if the merger shall not have been consummated prior to September 30, 1999, unless such date is extended by mutual consent of Integrated and the Empire Stockholders;

         (c) by Integrated, if (1) any other party to the Merger Agreement materially breaches in any material respect any of its material obligations under the Merger Agreement and such breach is not cured by such party within 10 days after being given notice of such breach or (2) the representations and warranties of the Empire Stockholders set forth in the Merger Agreement are not true and correct in all material respects;

         (d) by the Empire Stockholders, if (1) Integrated materially breaches in any material respect any of its material obligations under the Merger Agreement and such breach is not cured by Integrated within 10 days after being given notice of such breach, (2) the representations and warranties of Integrated set forth in the Merger Agreement are not true and correct in all material respects or (3) the board of directors of Integrated withdraws its recommendation of the merger or modifies such recommendation in any manner adverse to Empire or the Empire Stockholders;

         (e) by Integrated, if any event shall have occurred which renders any of the conditions to Integrated's obligation to complete the merger incapable of fulfillment;

         (f) by the Empire Stockholders, if any event shall have occurred which renders any of the conditions to their obligation to complete the merger incapable of fulfillment;

         (g) by Integrated or the Empire Stockholders, if the stockholders of Integrated fail to approve the Merger Agreement at a duly held meeting of Integrated stockholders (including any adjournment thereof) called for such purpose; and

         (h) by the Empire Stockholders, if any director of Integrated (1) becomes a participant in a solicitation in opposition to the merger or (2) becomes a member of a group which tenders or announces a tender for Integrated common stock.

         Integrated will be required to pay Empire a termination fee of $250,000, if (a) any director of Integrated that owns shares of Integrated common stock fails to vote all such shares in favor of the merger and (b) the Merger Agreement is terminated because the requisite stockholder approval is not obtained. Integrated will also be required to pay Empire a termination fee of $250,000 if the Merger Agreement is terminated as a result of any director of Integrated becoming a participant in a solicitation in opposition to the merger or becoming a member of a group which tenders or announces a tender for Integrated common stock.

Amendment of the Merger Agreement

         To the extent permitted by applicable law, the Merger Agreement may be amended by the parties thereto at any time before or after approval of the Merger Agreement by the stockholders of Integrated or Empire.

Expenses of the Transaction

         Whether or not the merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, without limitation, investment banking, legal and accountant fees and printing costs) will be paid by the party incurring such costs and expenses, except that those costs and expenses incurred in connection with the printing and filing of this Proxy Statement and the solicitation of proxies will be shared equally by Integrated and Empire. Empire will bear all costs and expenses in connection with satisfying the condition relating to its credit facility described above under "--Conditions to the Merger." Any costs that Empire is responsible for will be reflected in the Closing Date Balance Sheet to the extent that such expenses are accrued and unpaid as of the Closing Date.

Certain Other Covenants

     Conduct of Business Prior to the Merger

         Each of Empire and Empire-Pacific has agreed that, until the Effective Time, it will conduct its business in the usual, regular and ordinary course, in substantially the same manner as previously conducted, and will use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with suppliers, customers and others having business dealings with it.

         Integrated has agreed that, until the Effective Time, it will not engage in any business operations, except as is required in the judgement of its officers in connection with (1) completing the transactions contemplated by the Merger Agreement or (2) maintaining its existence as a public company.

     Non-Solicitation of Other Offers

         Integrated has agreed that it will not, directly or indirectly, through any officer, director, agent or otherwise (1) solicit, initiate, facilitate or encourage any inquiries, or the submission of any proposals or offers from any person relating to any acquisition or purchase of all or a substantial amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with Integrated or (2) participate in any discussions or negotiations, or assist or participate in any effort or attempt by the other person to do or seek to do any of the foregoing; provided, however, that the restrictions in clause (2) shall not prohibit any action by Integrated to the extent that the board of directors of Integrated in good faith believes, based upon an opinion of counsel, that the failure to take such action would involve the board of directors in a breach of their fiduciary duties under applicable law.

     Maintenance of Insurance for Directors and Officers

     Integrated has agreed that, for a period of six years after the Effective Time, the Surviving Corporation will cause to be maintained in effect policies of directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time for the benefit of directors and officers of Integrated who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage. The foregoing agreement is subject to the qualification that the Surviving Corporation will not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by Integrated for such insurance. If the annual premiums for such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the board of directors of the Surviving Corporation, for a cost not exceeding such amount.

                         MANAGEMENT FOLLOWING THE MERGER

Directors and Officers Following the Merger

         The Merger Agreement provides that, upon completion of the merger, the board of directors of the Surviving Corporation shall have nine members comprised of (1) four current directors of Integrated and (2) five directors designated by Empire. The Merger Agreement also provides that, upon completion of the merger, the officers of the Surviving Corporation will be Nathan Kahn, Sandra Kahn and Harvey Wrubel.

         The table below provides certain information concerning the persons that are expected to serve as directors and officers of the Surviving Corporation. Each person identified in the table as a director has consented to serve in such position following the merger. If any such person is unavailable (which event is not anticipated) to serve as a director at the Effective Time, then a replacement will be selected. Such replacement will be selected by Integrated, if the person unavailable is a current director of Integrated, and by Empire, if the person unavailable is one of the five directors that have been designated by Empire.

         All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors.


        Name                                        Age         Position
        ----                                        ---         --------

          Nathan Kahn(1)....................         44         Chief Executive Officer and Director
          Sandra Kahn(1)....................         41         Chief Financial Officer and Director
          Harvey Wrubel.....................         45         Vice President of Sales
          Jack Bendheim(1)..................         52         Director
          Barry Blank(2)....................         59         Director
          Barry L. Eisenberg(2).............         52         Director
          Peter G. Howard(1)................         63         Director
          Nathan Mazurek(1).................         37         Director
          Morris J. Smith(2)................         41         Director
          William Spier(2)..................         64         Director

-------------------------


(1) Nathan Kahn, Sandra Kahn, Jack Bendheim, Nathan Mazurek and Peter Howard have been designated by Empire to become directors of the Surviving Corporation upon completion of the merger.

(2) Barry W. Blank, Barry L. Eisenberg, Morris J. Smith, and William Spier are currently directors of Integrated and will continue as directors of the Surviving Corporation.

         Nathan Kahn has been the President and a Director of Empire since its formation in 1984. Mr. Kahn has also been the President and a Director of Empire-Pacific since its formation in 1996.

         Sandra Kahn has been the Secretary and Treasurer and a Director of Empire since its formation in 1984. Ms. Kahn has also been the Secretary and Treasurer and a Director of Empire-Pacific since its formation in 1996.

         Harvey Wrubel has been the Vice President-Sales/ Director of Marketing of Empire for more than the prior five years.

         Jack Bendheim has been the President, Chief Operating Officer and Chairman of the Board of Philipp Brothers Chemicals, Inc. for more than the prior five years. Mr. Bendheim is also a director of The Berkshire Bank, which is owned by Cooper Life Science.
                                       54

         Barry W. Blank became a director of Integrated in December 1997. Mr. Blank is a stockbroker and has been a member of the New York Stock Exchange since 1981 and a member of the American Stock Exchange since 1978. Since October 1998, he has served as branch manager of the Phoenix office of Dirks & Co. Prior thereto, he managed a branch office of Coleman & Co. Securities (1995 to 1997) and a branch office of RAS Securities (1994 to 1995). Mr. Blank is also a director of Adrien Arpel, Inc.

         Barry L. Eisenberg has been a Director of Integrated since 1990 and Secretary and Treasurer of Integrated since 1993. Since 1995, Mr. Eisenberg has been an active investor and director of private companies in Israel. Prior thereto, Mr. Eisenberg was, for a period of more than five years, a partner in the Roseland, New Jersey law firm of Lasser, Hochman, Marcus, Guryan & Kuskin.

         Peter G. Howard has been the General Manager of Empire-Pacific since 1996. For more than five years prior to joining Empire, Mr. Howard held various positions in the aluminum rolling industry, the most recent of which was Divisional General Manager Comalco Rolled Products, with Comalco Aluminum Ltd., an aluminum producer.

         Nathan Mazurek has been the President and Chief Executive Officer of American Circuit Breaker Corporation, a manufacturer of circuit breaker protection equipment for more than the prior five years. Since 1995, Mr. Mazurek has been President and Chief Executive Officer of Pioneer Transformers Ltd., a manufacturer of liquid filled power and distribution transformers.

         William Spier became a director of Integrated in October 1996 and became Acting Chief Executive Officer in November 1997. Mr. Spier has been a private investor since 1982 and is, and has been since 1989, the Chairman and President of Sutton Holding Corp., a private investment company. He also served as Chairman of DeSoto, Inc., a manufacturer and distributor of cleaning products, from May 1991 through September 1996, and as Chief Executive Officer of DeSoto, Inc., from May 1991 to January 1994 and from September 1995 through September 1996. From 1980 to 1981, Mr. Spier was Vice Chairman of Phibro-Salomon Inc. Mr. Spier also serves as a Director of Keystone Consolidated Industries, Inc., Moto Guzzi, Inc., Geotek Communications, Inc., and The Trident Rowan Group, Inc.

         Morris J. Smith has been a director of Integrated since January 1994. Since 1993, Mr. Smith has been a private investor and investment consultant. Prior thereto, Mr. Smith was employed for a period of more than five years by Fidelity Investments as a portfolio manager.

Certain Relationships

         Nathan Kahn and Sandra Kahn are husband and wife.

         Barry L. Eisenberg and Jack Bendheim are brothers-in-law.

Certain Agreements to be Entered Into with Executive Officers

     Employment Agreements with the Kahns

         Concurrently with the merger, the Surviving Corporation (referred to below as the "Company") will enter into employment agreements with each of Nathan Kahn and Sandra Kahn. Certain information regarding these agreements is set forth below. The forms of these agreements are attached as Annex C and Annex D to this Proxy Statement.

         Term. The scheduled term of each agreement is three years. Each agreement provides that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 180 days prior to the end of the original term or the then additional term, as the case may be. Each agreement provides that the Company may terminate the agreement upon the Disability of the executive or for Cause (as such terms are defined the agreement).

         Base Salary. The agreements provide for base salary to be paid at a rate per annum as follows: Nathan Kahn ($250,000) and Sandra Kahn ($100,000). These amounts may be increased, but not decreased, by the Board of Directors. The base salary provided for by each agreement is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

          Bonus. The agreement with Nathan Kahn provides for an annual bonus equal to 5% of the amount by which the Company's earnings before taxes for such year exceed $4,000,000. The agreement with Sandra Kahn provides for an annual bonus equal to 2% of the amount by which the Company's earnings before taxes for such year exceed $4,000,000. For the purpose of calculating the annual bonus amounts, earnings before taxes shall be calculated excluding (1) charges to earnings for extraordinary items and (2) the annual bonus amounts payable to Nathan Kahn and Sandra Kahn.

         Non-Compete. Each agreement provides that during the Specified Period (as defined below) the employee will not, among other things, directly or indirectly, be engaged as a principal in any other business activity or conduct which competes with the business of the Company or be an employee, consultant, director, principal, shareholder, advisor of, or otherwise be affiliated with, any such business, activity or conduct. The "Specified Period" means the employee's period of employment and the four year period thereafter, provided that if the employee's employment is terminated for Disability or without Cause (or the employee voluntarily terminates his employment following a breach by the Company), the Specified Period will terminate two years after the employee's employment terminates.

     Employment Agreement With Harvey Wrubel

         Concurrently with the merger, the Surviving Corporation (referred to below as the "Company") will enter into an employment agreement with Harvey Wrubel. Certain information regarding this agreement is set forth below.

         Term. The scheduled term of the agreement is until December 31, 2002. The agreement provides that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 90 days prior to the end of the original term or the then additional term, as the case may be. The agreement provides that the Company may terminate the agreement any time with or without Cause (as such term is defined in the agreement). However, if the Company terminates the agreement without Cause, the employee is entitled to continue receiving his base salary until the scheduled end of the term.

         Base Salary. The agreement provides for base salary to be paid at a rate of $203,000 per annum. This amount may be increased, but not decreased, by the Board of Directors. The base salary is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

         Performance-Based Compensation. In addition to base salary, the agreement provides that the Company shall pay the employee performance-based compensation in accordance with a formula provided for in the agreement. Based on his performance in 1998, the employee would have been entitled to approximately $300,000 of performance-based compensation had this agreement been in effect.

         Non-Compete. The agreement provides that, during the employment term and for 12 months thereafter, the employee will not, among other things, be engaged in, or be, an employee, director, partner, principal, shareholder, advisor of, any business, activity or conduct which competes with the business of the Company. During any period following termination of the employee's employment the foregoing will only apply to competition with regard to aluminum and such other commodities as were being sold by the Company within six months prior to such termination.

         Restricted Stock Arrangements. Concurrently with the merger, the Company and Nathan and Sandra Kahn will enter into a restricted stock agreement with Mr. Wrubel. Pursuant to this agreement, the Kahns will transfer to Mr. Wrubel 469,238 shares ("Restricted Shares") of common stock of the Surviving Corporation. (These shares will represent a portion of the shares to be received by the Kahns in the merger.) The Restricted Shares will be subject to the vesting requirements described below. If Mr. Wrubel's employment with the Company is terminated for Cause (as defined in his employment agreement) or Mr. Wrubel terminates employment with the Company for any reason, Mr. Wrubel will forfeit to the Kahns any Restricted Shares that are not then vested.

          The vesting of 358,327 of the Restricted Shares will be determined in accordance with the following vesting schedule: (i) 33.33% of such shares will vest on the first anniversary of the grant date (provided Mr. Wrubel has been continuously employed by the Company until such date), (ii) 33.33% will vest on the second anniversary of the grant date (provided Mr. Wrubel has been continuously employed by the Company until such date) and (iii) 33.34% will vest on the third anniversary of the grant date (provided Mr. Wrubel has been continuously employed by the Company until such date).

         The vesting of 110,911 of the Restricted Shares (the "Contingent Restricted Shares") will be determined in accordance with the vesting schedule set forth above and, in addition, will depend on the Surviving Corporation's cumulative after-tax, net income during the two-year period commencing April 1, 1999 and ending March 31, 2001, as indicated in the table below. (For this purpose, the Company's net income will be adjusted in the manner described under "Material Terms of the Merger Agreement--Earn-Out Formula.")


Cumulative After-Tax Income During the Two-Year
Period Ending March 31,  2001 (in Millions of     Number of Contingent Restricted Shares
Dollars)                                          that will Vest
------------------------------------------------- ----------------------------------------
         less than 4.4                                          0

         4.4 to but excluding 4.8                           6,636

         4.8 to but excluding 5.2                          13,522

         5.2  to but excluding 5.6                         20,673

                                       57



         5.6 to but excluding 6.0                          28,104

         6.0 to but excluding 6.4                          35,833

         6.4 to but excluding 6.8                          43,877

         6.8 to but excluding 7.2                          52,256

         7.2 to but excluding 7.6                          60,992

         7.6 to but excluding 8.0                          70,108

         8.0 to but excluding 8.4                          79,628

         8.4 to but excluding 8.8                          89,582

         8.8 to but excluding 9.2                          99,999

         9.2 or greater                                   110,911



                             STOCKHOLDERS OF EMPIRE

         As of the date of this Proxy Statement, there are 10 shares of Empire common stock issued and outstanding. All of these shares are owned by Nathan and Sandra Kahn. Upon completion of the merger, all of the issued and outstanding shares of Empire common stock will be converted into shares of common stock of the Surviving Corporation.

         As of the date of this Proxy Statement, there are 1,000 shares of Empire-Pacific common stock issued and outstanding. All of these shares are owned by Nathan and Sandra Kahn. Immediately prior to completion of the merger, Nathan and Sandra Kahn will contribute their shares of Empire-Pacific to Empire.
As a result, upon completion of the merger, Empire-Pacific will become a wholly-owned subsidiary of the Surviving Corporation.

         Following completion of the merger, the Kahns will transfer to Harvey
Wrubel a portion of the Surviving Corporation common stock that they receive in the merger. This transfer will be made pursuant to the Restricted Stock
Agreement described under "Management Following the Merger--Certain Agreements to be Entered Into With Executive Officers."

                                       58


                               BUSINESS OF EMPIRE

         The term "Company" as used in this section of the Proxy Statement refers to Empire.

General

         Empire is a distributor of a broad range of semi-finished aluminum products. The Company distributes its products to a wide variety of customers in diverse industries, including transportation, automotive, housing, appliances and packaging. The Company currently serves customers throughout the United
States and Canada and, to a lesser extent, Australia and New Zealand. Empire, a Delaware corporation, was founded in 1984 by Nathan Kahn and Sandra Kahn, who serve as Empire's President and Secretary and Treasurer, respectively.

Strategy

         The Company's strategy for growth involves the following key elements:

         Provide Customers with High Level of Service and Cost Effective,
Quality Products. The Company places great emphasis on providing customers with a high level of service. In particular, the Company works closely with its customers in order to learn the specific requirements of each customer. This enables the Company to provide each customer with cost-effective, quality materials matching the customer's particular needs. The Company also provides various ancillary services to its customers, including (1) arranging for subsequent metal processing or finishing services required by the customer, (2) arranging for products to be stored in warehouse facilities for release to the customer on a just-in-time delivery basis and (3) providing customers with timely information concerning market trends and product development.

          Expand Sources of Supply and Serve as Effective Marketing Channel for
Suppliers. The Company constantly endeavors to increase its supply sources by expanding its relationships with existing suppliers and forming relationships with new suppliers. The Company seeks to build its supply relationships by serving as an effective marketing channel for its suppliers. The Company believes that, as it increases its supply sources, it will be able to increase sales to existing customers and attract new customers because it will be in a position to offer customers greater quantities and a wider range of products.

          Expand Geographically. The Company in 1996 expanded geographically by forming an affiliate to market its products in Australia and New Zealand. The
Company will selectively seek additional opportunities to expand into new geographic areas.

          Acquire Capability to Provide Additional Value Added Services. The
Company may seek to acquire the capability to provide its customers with additional value-added services (such as various processing or finishing services). The Company may accomplish this through establishing joint venture arrangements with existing service providers or by selectively making acquisitions.

The Industry

         Semi-finished aluminum products are produced by processing primary aluminum or aluminum scrap. A product is considered "semi-finished" if it has not yet been converted into a final end-product. Semi-finished aluminum products include aluminum sheet; plate and foil; rod, bar and wire; extruded and cast products; and aluminum powder and paste.

                                       59

         According to industry sources, an estimated 25,000 companies in the United States used semi-finished aluminum products in 1997. These users were in the following industries: transportation (32%); packaging (26%); building (16%);
electrical (8%); consumer durables (8%); and other industries (10%).

         Although demand for aluminum products in the United States has been cyclical, over the longer-term demand has continued to increase. The Company believes that this growth reflects (1) general population and economic growth and (2) the advantages of aluminum products, including light weight, high degree of formability, resistance to corrosion and recyclability. According to industry sources, during the three years ended December 31, 1997, domestic consumption of aluminum products grew from 6.3 million metric tons to 6.9 million metric tons.

Sales, Marketing and Services

         Empire endeavors to build its distribution within the aluminum industry by providing customers with quality products, access to alternative sources of supply, and comprehensive customer service. Empire offers customers a full range of services, including:

         o sourcing aluminum products from the appropriate supplier in order to meet pricing and delivery requirements;

         o    handling foreign exchange transactions;

         o assuming responsibility for the shipment and timely delivery of the product to the customer;

         o assisting customers in identifying materials matching their particular needs;

         o where necessary, arranging for subsequent metal processing and/or finishing services which may be required by the customer;

         o arranging for materials that have been ordered by a customer (and are subject to a firm purchase commitment) to be stored at an appropriate warehouse for release to the customers on a just-in-time delivery basis; and

         o providing customers with timely information concerning market trends and product development.

         Empire carefully monitors the timing and processing of orders to meet customers' needs and commits to fill orders within a time-period mutually agreed with the customer. Empire maintains constant and ongoing communication with its suppliers in order to ensure that these delivery dates are met and that customers are apprised of the delivery status of their orders.

          Empire primarily sells its products through its own marketing and sales personnel. In addition, Empire sells its products through independent sales agents located in the United States who receive a commission on sales.

         Empire does not typically purchase inventory for stock. Rather, it places orders with its suppliers based upon orders that it has received from its customers.

         In 1996, Empire extended its distribution territory by establishing an affiliate to distribute its products in Australia and New Zealand. This affiliate (Empire Resources Pacific, Ltd.) will become a wholly-owned subsidiary of Empire prior to the merger.

                                       60

Backlog

         At March 31, 1998 and March 31, 1999, the amount of backlog of firm orders was approximately $28 million. Empire expects to fill substantially all of the orders in the March 31, 1999 backlog during the period ending September
30, 1999.

Suppliers

         Empire enjoys exclusive representation arrangements with several foreign mills, as well as close and long-term relationships with a key domestic vendor. Empire provides important services to its suppliers by:

         o serving as an integrated marketing and distribution channel for the export volume of foreign suppliers;

         o    purchasing manufacturing capacity from suppliers in bulk;

         o assuming responsibility for transporting the products that it purchases;

         o    eliminating foreign currency risks for suppliers; and

         o    ensuring prompt payment to suppliers for materials purchased.

         Empire strives to maintain long-term relationships with its suppliers and to be a significant distributor for them. By being a significant distributor for its suppliers, Empire is able to obtain competitive pricing and to influence quality standards and delivery practices.

         During 1996 and 1997, two of Empire's significant suppliers were acquired and subsequently discontinued their relationships with Empire. Since then, Empire has succeeded in expanding its supply sources. Specifically, Empire in the second quarter of 1999 has been benefiting from a new supply relationship entered into during 1998. Empire expects that it will further expand its supply sources later in 1999 when an existing supplier, with whom Empire enjoys an exclusive, long-term relationship, is scheduled to begin production at a new facility.

Customers

         Empire serves over 150 customers in diverse industries, including transportation, automobile, housing, appliances and packaging. In 1998, Empire's top ten customers represented approximately 40% of its sales. These customers included five full-service distribution centers (i.e., distributors that have the capacity to provide additional processing services), as well as producers of various consumer and industrial products.

         The Company's customers are located throughout the United States and Canada and, to a lesser extent, Australia and New Zealand. In 1998, customers in the United States accounted for approximately 75% of revenues, customers in Canada for approximately 15% , and customers in Australia and New Zealand for approximately 10%. Empire's U.S. customer base is not regional.

         Empire insures its account receivables against credit risk by purchasing credit insurance. This insurance is subject to a 15% co-insurance provision with respect to each claim and there are limits on the amount of credit that Empire's insurance carrier will underwrite with respect to each customer.

                                       61


Transportation

         Empire arranges for the transportation to customers of the products that they purchase from Empire. When Empire purchases products from an overseas supplier, it accepts delivery either at the port in the supplier's home country or at the port of destination. If Empire takes delivery at a foreign port, it will generally arrange for transportation to the port of destination on regularly scheduled port-to-port sea-going transportation. Upon delivery of the products at the destination port, Empire uses rail and trucking services to deliver the products to its customers.

         Empire is generally able to negotiate volume transportation rates with vendors. As a result, it generally obtains lower rates than its customers or suppliers could obtain for themselves.

Competition

         Empire's principal competitors are North American aluminum producers, including Alcoa and Alcan which dominate the aluminum industry in North America.
These companies are significantly larger and have greater financial resources than Empire. Empire also competes with other importers and agents that act for foreign aluminum producers. Empire believes that agents of foreign mills are generally less capable of serving the needs of North American customers because these agents are generally captive to a single foreign source and often lack the flexibility and range of product offerings that Empire offers its customers.

Employees

         As of March 31, 1999, Empire had 18 employees in New Jersey. Empire also has independent sales representatives located in the United States. None of these employees are represented by a collective bargaining agreement.

         Empire Resources Pacific, Ltd. has four employees in Australia.

Properties

         Management believes that Empire's facilities are adequate to meet its current needs. Empire's corporate headquarters are located in Fort Lee, New
Jersey, where Empire leases office space pursuant to a lease expiring in March
2000. The lease provides for an annual rental payment of $173,802.

            EMPIRE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

         Empire is a distributor of value added, semi-finished aluminum products. Consequently, Empire's sales volume has been, and will continue to be, a function of its continuing ability to secure quality aluminum products from its suppliers.

          During 1996 and 1997, two of Empire's significant suppliers were acquired and subsequently discontinued their relationships with Empire. Empire's sales volume in 1997 and 1998 was negatively impacted by the loss of these suppliers. In addition, gross profit margins were negatively impacted because certain of the products provided by these suppliers generated relatively high profit margins for Empire.

                                       62


         Since 1997, Empire has succeeded in expanding its supply sources.
Specifically, Empire in the second quarter of 1999 has been benefiting from a new supply relationship entered into in 1998. Empire expects that it will further expand its supply sources later in 1999 when an existing supplier, with whom Empire enjoys an exclusive, long-term relationship, is scheduled to begin production at a new facility.

Tax Status

         Empire has heretofore been taxed as a Subchapter S Corporation for federal income tax purposes. In general, the income or loss of a Subchapter S
Corporation is passed through to its owners rather than being subjected to tax at the entity level. Empire's status as a Subchapter S Corporation will terminate upon completion of the merger. The pro forma income taxes included in the selected income statement data below reflects a provision for income taxes as if Empire had been liable for federal and state income taxes as a taxable corporate entity for all periods presented.

Selected Income Statement Data

         The following table sets forth selected income statement data for Empire for the periods indicated:



                                                                                        Three Months Ended
                                                                                             March 31,
                                                           1996      1997       1998          1998       1999
                                                           ----      ----       ----          ----       ----
                                                                                              (unaudited)
                                                                          (in millions)
         Net sales.............................          $119.7    $111.2     $101.2         $26.8      $21.1

         Gross profit..........................            11.9       8.6        6.9           1.7        1.6

         Selling, general and administrative
            expenses...........................             4.9       3.4        3.1           0.7        0.7
         Interest expense, net.................             1.8       1.2        1.3           0.4        0.5
         Income before taxes...................             5.2       3.9        2.5           0.7        0.4
         Pro forma income taxes................             1.9       1.4        0.9           0.2        0.2
         Pro forma net income..................             3.3       2.5        1.6           0.5        0.2


Results of Operations--the three months ended March 31, 1998 and 1999

         Net sales decreased $5.6 million, or 21%, from $26.8 million in the first quarter of 1998 to $21.1 million in the first quarter of 1999. This decrease primarily reflected a significant decrease in the price of metals on the world market combined with a change in mix of products sold from more expensive products to less expensive products. The quantity of product sold remained stable from period to period.

         Gross profit decreased 8% in the first quarter of 1999 compared to the first quarter of 1998. The percentage decrease in gross profit was significantly less than the percentage decrease in sales because Empire's cost of sales decreased commensurate with the decrease in metals prices discussed above.

         Gross profit as a percentage of sales increased from 6.5% in the first quarter of 1998 to 7.6% in the first quarter of 1999, reflecting the fact that, as discussed above, the percentage decrease in the dollar amount of gross profits was significantly less than the decrease in sales.

         Interest expense increased 22.3% from $0.4 million during the first quarter of 1998 to $0.5 million during the first quarter of 1999, primarily as a result of the issuance of promissory notes to stockholders, as described under "--Distribution of Surplus Net Worth--Distribution of Promissory Notes" below.

Results of Operations--1996, 1997 and 1998

         As described above, Empire's results in 1997 and 1998 were negatively impacted by the loss of two suppliers (one in 1996 and one in 1997). The loss of these supply sources was the principal reason why:

         o net sales (i) decreased 7% from 1996 to 1997 and (ii) decreased 9% from 1997 to 1998;

         o gross profit (i) decreased 28% from 1996 to 1997 and (ii) decreased 19% from 1997 to 1998; and

         o gross profit as a percentage of sales declined from 9.9% in 1996 to 7.7% in 1997 and 6.9% in 1998.

Empire expects that its supply sources will increase in 1999 as described above.

         The decline in selling, general and administrative expenses subsequent to 1996 primarily reflected a reduction in compensation paid to Nathan and Sandra Kahn. In connection with the merger, the Surviving Corporation will enter into employment agreements with Nathan and Sandra Kahn. Under the terms of these agreements, the combined base salary payable to Nathan and Sandra Kahn will increase to $350,000 compared with $107,000 in 1998. For additional information concerning these employment agreements, see "Management Following the Merger--Certain Agreements to be Entered Into with Executive Officers."

         The decline in interest expense in 1997 compared to 1996 primarily reflected reduced borrowings on lower sales volume and a decline in interest rates.

Distribution of Surplus Net Worth

         In February 1999, Empire determined to distribute to the Empire Stockholders an amount ("Surplus Net Worth") equal to 60% of the pre-distribution total fair value of Empire's business and net assets inclusive of good will and going concern value, and in particular the full premium value of Empire's supply contracts (which total value Empire and the Empire Stockholders agreed was not less than $19 million), but in no event more than the total stockholders' equity of Empire as shown on the balance sheet of Empire as of December 31, 1998 (or $10,922,475). Empire carried out the foregoing through the distribution to the Empire Stockholders of the Asset Backed Notes described under "--Distribution of Promissory Notes" below.

         Empire also determined to recalculate its Surplus Net Worth as of the effective time of the merger (with Empire's Surplus Net Worth equaling for such purpose the total stockholders' equity of Empire as shown on its balance sheet as of the Effective Time), and to make additional distributions (described under "--Possible Additional Distributions" below) to the Empire Stockholders to reduce such Surplus Net Worth to approximately zero.

         As a consequence of the foregoing, Empire has made, and expects to make, certain distributions to the Empire Stockholders as described below.

     Distribution of Promissory Notes

         On February 19, 1999, Empire distributed to the Empire Stockholders two promissory notes (the "Asset Backed Notes") in the aggregate principal amount of $10,922,475. The Asset Backed Notes: (1) bear interest at the rate of 6% per annum, (2) are due and payable in full on August 31, 1999 (as extended from June 30, 1999), and (3) are secured by all accounts receivable and inventory of Empire that were in existence on the date the notes were issued and by any proceeds received in respect of such collateral.

         Empire is required to deposit any proceeds constituting collateral into a segregated collateral account. The funds in this account will be used to repay the Asset Backed Notes at maturity. Because Empire has been segregating funds in a collateral account as described above, Empire has been required to increase its borrowings under its credit facility in order to fund its working capital requirements. This is the principal reason why the outstanding indebtedness under the credit facility (excluding letters of credit) increased from $15.9 million as of December 31, 1998, to $26.2 million as of June 30, 1999.

     Possible Additional Distributions

         Prior to completion of the merger, Empire expects to make such additional distributions to the Empire Stockholders as is necessary to reduce Empire's Surplus Net Worth, measured as of the effective time of the merger, to approximately zero. Such distributions may be in the form of cash or notes.

Accounting Treatment of  Restricted Stock Agreement

         Concurrently with the merger, the Surviving Corporation and Nathan and Sandra Kahn will enter into a restricted stock agreement with Mr. Wrubel. Mr. Wrubel is currently an employee of Empire and will become Vice President of Sales of the Surviving Corporation. Pursuant to the restricted stock agreement, the Kahns will transfer to Mr. Wrubel 469,238 shares ("Restricted Shares") of common stock of the Surviving Corporation, which represents a portion of the shares to be received by the Kahns in the merger. The Restricted Shares will be comprised of (i) 358,327 shares (the "Non-Contingent Restricted Shares") that will vest on specified dates over a three-year period, subject only to the condition that Mr. Wrubel continue to be employed by the Surviving Corporation as of the vesting date, and (ii) 110,911 shares (the "Contingent Restricted Shares") that will be subject to the same vesting criteria as the Non-Contingent Restricted Shares and, in addition, be subject to the condition that the number of shares (if any) that will vest will be a function of the after-tax net income of the Surviving Corporation over a specified period. For additional information concerning the Restricted Shares and the vesting requirements relating thereto, see "Management Following the Merger--Certain Agreements to be Entered Into with Executive Officers--Employment Agreement with Harvey Wrubel."

         The transfer of the Restricted Shares from the Kahns to Mr. Wrubel will not involve the issuance of any shares by the Surviving Corporation or any cash expenditure by the Surviving Corporation. However, under applicable accounting rules, such transfer will be treated the same as if the Surviving Corporation had issued such shares to Mr. Wrubel as compensation for services and, accordingly, the Surviving Corporation will be required to recognize an expense relating thereto. The expense relating to the Non-Contingent Restricted Shares will be based on the fair market value of the stock as of the grant date and be recognized over the vesting period. (Assuming a fair market value of $2.00 per share as of the grant date, the Surviving Corporation would recognize $145,985 of expense in 1999; $358,328 of expense in 2000; $159,257 of expense in 2001; and $53,085 of expense in 2002.) The expense relating to the Contingent Restricted Shares will be based on the fair market value of the stock as of the time of vesting and be recognized at the time of vesting. No expense will be recognized with respect to Contingent Restricted Shares that do not vest.

Liquidity and Capital Resources

         Empire currently operates under revolving lines of credit, including a commitment to issue letters of credit, with two commercial banks. The available line will be $35 million as of September 30, 1999. Borrowings under these lines of credit are collateralized by security interests in substantially all of Empire's assets. Under these credit agreements, Empire is required to maintain working capital and net worth ratios. These facilities expire on June 30, 2001. As of June 30, 1999, the amount outstanding under Empires' revolving lines of credit was $26.2 million (excluding letters of credit in the amount of $13.1 million).

         Management believes that cash from operations, together with funds available under its credit facility, will be sufficient to fund the cash requirements relating to Empire's existing operations for the next twelve months. Empire may require additional debt or equity financing in connection with the future expansion of its operations.

Commitments and Contingencies

         Empire has contingent liabilities in the form of letters of credit to some of its suppliers. As of June 30, 1999, Empire's outstanding letters of credit amounted to $13.1 million.

         Under the terms of some of its supply contracts, Empire is required to take minimum tonnages as specified in those contracts. As a result, Empire could, under certain circumstances, be forced to sell the required tonnage at a loss.

Market Risk, Sensitive Transactions

         Empire is exposed to market risks arising from adverse changes in foreign currency exchange rates and commodity prices. In the normal course of its business, the Company uses derivatives to hedge these exposures as part of its risk management. Empire enters into these transactions with substantial financial institutions, to reduce the risk of non-performance by counter parties.

         Foreign Currency Exchange Rate Risk. The Company hedges its foreign currency exposure by use of foreign exchange forward contracts as hedges of either trade receivables or payables.

         Commodity Price Risk. Generally, all industrial commodity transactions are hedged on a daily basis, as necessary, using forward, future or option contracts to substantially eliminate the exposure to price risk.

Quantitative and Qualitative Disclosures about Market Risk

         Interest Rate Sensitivity. Empire has exposure to changing interest rates in the United States. The table below provides information about Empire's indebtedness that is sensitive to changes in interest rates. The table presents cash flows with respect to principal on indebtedness by expected maturity dates. The interest rate on Empire's short term debt of $19.1 million is the Money Market Rate as quoted by The Chase Manhattan Bank. At March 31, 1999, the Money Market Rate was 7.0575%.

         Exchange Rate Sensitivity. Empire purchases and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. Empire's policy is to hedge net foreign currency cash exposures generally through foreign exchange forward and option contracts. The contracts are entered into with major financial institutions to minimize counterparty risk. These contracts generally have a duration of less than twelve months and are against the U.S. dollar. The table below provides information about Empire's foreign exchange financial instruments by functional currency and presents such information in U.S. dollar equivalents. For foreign currency forward exchange agreements, the table presents the gross notional amounts and weighted average exchange rates by contractual maturity dates. The fair value of foreign currency forward exchange contracts is the estimated amount Empire would receive (pay) to terminate the agreements. Empire does not hold or issue financial instruments for trading purposes.

         Commodity Price Sensitivity. Empire purchases its products only upon firm purchase orders from its customers. As such, Empire is not generally exposed to movements in commodity prices.


                                    Average              Expected Maturity Date
                                    Contractual          For Year Ended            Fair Value
                                    Rate(a)              December 31, 1999         March 31, 1999
                                    -----------          ----------------------    --------------
                                                                  (in thousands of US dollars)
Debt
  Short-term variable rate                                        19,050.0             19,050.0
Forward Contracts(b)
  Canadian Dollar                      1.53                          650.2                (10.4)
  Australian Dollar                    1.61                        1,621.8                (50.8)
  German Marks                         1.77                         (670.8)               (14.5)
  Great Britain Pounds                  .62                          (24.3)                (0.1)


----------------------

         (a)  Stated in units of local currency per U.S. dollar.

         (b) Maturity amounts for forward contracts are stated in contract notional amounts to sell (buy) local currency.

Year 2000 Issues

         Some computer software programs and computer hardware and computer chips embedded in operating systems may not recognize correctly dates beginning on and after January 1, 2000. This could result in those programs, hardware or systems becoming inoperable or experiencing other adverse consequences. Empire has reviewed its internal computer software programs and hardware and believes that they will be year 2000 compliant before January 1, 2000. Empire's costs in connection with this review and making its software and hardware year 2000 compliant have not been and are not expected to be material.

         Empire has sought assurances from its suppliers, shippers and customers that their operations are year 2000 compliant, and has received assurances from many of them. However,

Empire has no control over their compliance efforts. Furthermore, most of Empire's suppliers are located in foreign countries in which companies may not be as advanced in achieving year 2000 compliance as companies in the United States. There can be no assurance that year 2000 problems at Empire's suppliers or shippers will not interfere with Empire's ability to obtain supplies in a timely manner, if at all. Any such occurrence would have a material adverse effect on Empire's business. Furthermore, year 2000 problems may have a negative impact on the general economy or on the ability of businesses generally to receive essential services (such as telecommunications, banking services, etc.).

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                        MANAGEMENT FOLLOWING THE MERGER

         The following table sets forth as of July 1, 1999, certain historical and pro forma information with respect to beneficial ownership (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of the common stock of Integrated by (i) each person that will be a director of the Surviving Corporation, (ii) each person that will be an executive officer of the Surviving Corporation, (iii) all such persons as a group and (iv) each person known to the Company to be the owner of more than 5% of the common stock of Integrated.

                                                                Number of Shares               Percent of Common
                                                             Beneficially Owned(2)                Stock Owned
                                                   ----------------------------------------  -----------------------
                                                                          Pro Forma                        Pro Forma
                                                                          After                            After
Name and Address(1)                                Actual                 Merger(3)           Actual       Merger(3)
------------------------------------------         --------------------   -----------------   ------       ---------
Directors and Executive Officers Following
the Merger:
Nathan Kahn and Sandra Kahn                                  -                 8,915,523(4)   -            57.4%

Harvey Wrubel                                                -                   469,238(5)   -            3.02%

Jack Bendheim                                                 36,666(6)           36,666(6)   *            *

Barry W. Blank                                               859,600(7)          859,600(7)   12.8%        5.3%

Barry L. Eisenberg                                           363,706(8)          363,706(8)   5.9%         2.3%

Peter G. Howard                                              -                            -   -            -

Nathan Mazurek                                               -                            -   -            -

Morris J. Smith                                               48,667(9)           48,667(9)   *            *

William Spier                                                 79,669(10)          79,669(10)  1.3%         *

All persons that will be executive officers or
directors following the merger as a group (10
persons)                                                   1,388,308(11)      10,773,069(12)  20.2%        66.2%
Other Stockholders:
Alan P. Haber                                              1,140,605(13)       1,140,605(13)  17.8%        7.2%

------------------

         * Less than 1%

(1) The address of Messrs. Blank, Eisenberg, Haber, Smith, and Spier is c/o Integrated, and the address of the other persons is c/o Empire.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) Gives effect to completion of the merger and the transfer of certain shares from Nathan and Sandra Kahn to Mr. Wrubel as described under "Management Following the Merger--Certain Agreements to be Entered Into with Executive Officers--Employment Agreement With Harvey Wrubel."

(4) Consists of shares to be received in the merger (less the shares to be transferred to Mr. Wrubel). Of these shares, 3,824,511 share are Contingent Shares subject to the earn-out described under "Material Terms of the Merger Agreement--Earn-out Formula."

(5) Consists of shares to be transferred to Mr. Wrubel from Nathan and Sandra Kahn following completion of the merger. These shares will be subject to vesting and other conditions. See "Management Following the Merger--Certain Agreements to be Entered Into with Executive Officers--Employment Agreement With Harvey Wrubel."

(6) Consists of (i) 20,000 outstanding shares held by the Bendheim Foundation, an affiliate of Mr. Bendheim, and (ii) 16,666 shares underlying currently exercisable warrants held by Mr. Bendheim. Mr. Bendheim disclaims beneficial ownership of the shares owned by the Bendheim Foundation.

(7) Consists of (i) 259,600 outstanding shares held by Mr. Blank and (ii) 600,000 shares underlying currently exercisable warrants held by Mr. Blank. Excludes any shares which may be owned by Mr. Blank's customers, in which he disclaims any beneficial or other interest and over which he has no voting or dispositive power.

(8)      Consists of (i) 700 currently outstanding shares held by Mr. Eisenberg,
         (ii) 76,667 shares underlying currently exercisable options held by Mr. Eisenberg, (iii) 1,000 shares underlying currently exercisable warrants held by Mr. Eisenberg, (iv) 500 shares owned by Mr. Eisenberg's wife and (v) 284,839 currently outstanding shares held by 241 Associates LLC, a limited liability company. Noam Eisenberg is the sole manager of 241 Associates LLC and as such has voting and investment power with respect to the shares held by 241 Associates LLC. Noam Eisenberg is the son of Barry L. Eisenberg. A majority of the ownership interest of 241 Associates LLC is owned by Mr. Eisenberg and his wife and, as a result of such ownership interests, Mr. Eisenberg may influence the voting and disposition of the shares of common stock held by 241 Associates LLC. Mr. Eisenberg disclaims beneficial ownership of such shares and of the shares owned by his wife.

(9) Consists of (i) 7,000 currently outstanding shares held by Mr. Smith and (ii) 41,667 shares underlying currently exercisable options held by Mr. Smith. The Brook Road Nominee Trust, nominee for the Morris Smith Family Trust, is the owner of 163,653 outstanding shares of Common Stock. Esther Smith, the mother of Morris J. Smith, is the sole trustee of the Morris Smith Family Trust and as such has voting and investment power with respect to such shares. The Morris Smith Family Trust is a discretionary trust, the potential beneficiaries of which are Mr. Smith and members of his family. Mr. Smith disclaims any beneficial ownership of any and all shares owned by the Brook Road Nominee Trust.

(10) Consists of (i) 54,669 currently outstanding shares held by Mr. Spier and (ii) 25,000 shares underlying currently exercisable options held by Mr. Spier.

(11) Consists of 627,308 currently outstanding shares and 761,000 shares underlying currently exercisable options and warrants. Does not include 163,653 shares that Mr. Smith disclaims beneficial ownership of as described in footnote 9 above.

(12) Consists of 10,012,069 shares that will be outstanding following the merger and 761,000 shares underlying currently exercisable options and warrants. Does not include 163,653 shares that Mr. Smith disclaims beneficial ownership of as described in footnote 9 above.

(13) Consists of (i) 830,771 shares held by Mr. Haber, (ii) 276,444 shares underlying currently exercisable options held by Mr. Haber, (iii) 10,000 shares underlying currently exercisable warrants held by Mr. Haber and (iv) 23,390 shares held by Mr. Haber's wife. Mr. Haber disclaims any beneficial ownership of any stock owned by his wife.

                              ELECTION OF DIRECTORS

         If the merger is approved, you will be asked to elect as directors the nine persons identified as directors under "Management Following the Merger" to hold office until the 2000 Annual Meeting of Stockholders of the Surviving Corporation or until their successors are duly elected and have qualified. The merger will not be completed unless these persons (or, if a nominee is unavailable for any reason, a substitute approved by Integrated and Empire) are elected directors.

          If the merger is not approved, you will be asked to elect as directors the 10 current directors of Integrated to hold office until the 2000 Annual Meeting of Stockholders of Integrated or until their successors are duly elected and have qualified. Information concerning the current directors of Integrated is contained in Item 9 of the Annual Report on Form 10-KSB of Integrated for the year ended December 31, 1998, a copy of which is attached hereto as Appendix G.

          All nominees have consented to be named and serve if elected.

         Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned nominees. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed KPMG LLP (effective upon completion of the merger) as independent auditors to audit the financial statements of the Surviving Corporation for the year ending December 31, 1999, subject to ratification by the stockholders.

        In the event that the stockholders fail to ratify this appointment, other certified public accountants will be considered upon recommendation of the audit committee. Even if this appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its stockholders.

        A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he/she so desires and will be available to respond to appropriate questions.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

Notice Required to Include Proposals in the Company's Proxy Statement

         The Company will review for inclusion in next year's proxy statement shareholder proposals received by March 31, 2000. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent in writing to the Company's principal executive offices.

Notice Required to Bring Business Before an Annual Meeting

         The Company's By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or proposes other business at the 2000 Annual Meeting of Stockholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 75 days' notice or prior public disclosure of the date of the meeting is given and the date of the meeting is not within five calendar days of the date of the 1999 Annual Meeting, then the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in the Company's By-laws and must be received at the Company's principal executive offices by the deadline specified above.

                                  LEGAL MATTERS

         The validity of the shares of Integrated common stock to be issued in connection with the merger will be passed upon for Integrated by Ehrenreich Eilenberg Krause & Zivian, LLP.

                              INDEPENDENT AUDITORS

         The consolidated financial statements of Integrated as of December 31,1998, and for the years ended December 31, 1997 and 1998 included in Integrated's Annual Report on Form 10-KSB for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon included therein, and are incorporated herein by reference.

         The financial statements of Empire as of December 31, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998 included in this Proxy Statement have been audited by KPMG LLP, independent accountants, as set forth in their report thereon appearing herein.

                             EMPIRE RESOURCES, INC.

                              FINANCIAL STATEMENTS

                                    CONTENTS


              For the years ended December 31, 1996, 1997 and 1998

Independent Auditors' Report................................................F-2
Balance Sheets..............................................................F-3
Statements of Income........................................................F-4
Statements of Cash Flows....................................................F-5
Statements of Stockholders' Equity..........................................F-6
Notes to the Financial Statements..............................F-7 through F-11

                    For the three months ended March 31, 1999
                                   (unaudited)

Balance Sheets.............................................................F-12
Statements of Income.......................................................F-13
Statements of Cash Flows...................................................F-14
Statements of Stockholders' Equity.........................................F-15
Notes to the Financial Statements..........................................F-16

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Empire Resources, Inc.


         We have audited the accompanying balance sheets of Empire Resources, Inc. as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empire Resources, Inc. as of December 31, 1998 and 1997, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



KPMG LLP


New York, NY
February 5, 1999, except as to Note 8 (a) which is as of February 19, 1999 and except as to Note 8 (b) which is as of February 22, 1999

                             EMPIRE RESOURCES, INC.

                                 BALANCE SHEETS

                           December 31, 1997 and 1998


                                                                December 31
                                                        ----------------------------
                                                            1997            1998
                                                        ------------    ------------
                                 Assets
Current assets:
  Cash                                                  $    559,686         147,161
  Trade accounts receivable, less allowance for
      doubtful accounts of $125,788                       22,974,993      20,438,800
  Inventories                                             23,055,265      14,005,173
  Prepaid expenses                                            92,928          70,670
  Other current assets                                        26,932          76,932
                                                        ------------    ------------

                  Total current assets                    46,709,804      34,738,736
                                                        ------------    ------------

  Furniture and equipment                                    207,776         276,493
  Less accumulated depreciation                             (154,683)       (196,459)
                                                        ------------    ------------
                  Net furniture and equipment                 53,093          80,034
  Loan due from related party                                202,150         202,150
  Loans due from employees and third party                   200,000         165,000
                                                        ------------    ------------

                                                        $ 47,165,047      35,185,920
                                                        ============    ============

                  Liabilities and Stockholders's Equity

Current liabilities:
  Notes payable - banks                                 $ 17,700,000      15,900,000
  Trade accounts payable                                  17,275,618       7,834,845
  Accrued expenses                                           457,644         528,600
                                                        ------------    ------------

                  Total current liabilities               35,433,262      24,263,445
                                                        ------------    ------------
Stockholders' equity:
  Common stock, no par value. Authorized 200 shares;
      issued and outstanding 10 shares                        50,000          50,000
  Retained earnings                                       11,681,785      10,872,475
                                                        ------------    ------------

                  Total stockholders' equity              11,731,785      10,922,475
                                                        ------------    ------------

                                                        $ 47,165,047      35,185,920
                                                        ============    ============


See accompanying notes to financial statements.

                             EMPIRE RESOURCES, INC.

                              STATEMENTS OF INCOME

                    Years ended December 1996, 1997 and 1998



                                                        Years ended December 31
                                       ----------------------------------------------------------
                                             1996                1997                1998
                                       -------------        -------------        ------------
Net sales                              $ 119,716,130          111,169,339         101,163,278
Cost of goods sold                       107,804,848          102,606,814          94,227,249
                                       -------------        -------------        ------------
       Gross profit                       11,911,282            8,562,525           6,936,029

Selling, general and administrative
  expenses                                 4,868,607            3,437,851           3,079,983
Interest expense, net                      1,845,213            1,229,607           1,331,056
                                       -------------        -------------        ------------
       Income before income taxes          5,197,462            3,895,067           2,524,990

Income taxes                                  68,500               50,418              39,300
                                       -------------        -------------        ------------
       Net income                      $   5,128,962            3,844,649           2,485,690
                                       =============        =============        ============

See accompanying notes to financial statements.

                             EMPIRE RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                    Years ended December 1996, 1997 and 1998


                                                                            Years ended December 31
                                                                --------------------------------------------
                                                                    1996            1997           1998
                                                                ------------    ------------    ------------
Cash flows from operating activities:
  Net income                                                    $  5,128,962       3,844,649       2,485,690
  Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation                                                   27,964          29,490          41,776
       Change in assets and liabilities:
        Decrease (increase) in accounts receivable                12,162,032      (2,565,874)      2,536,193
        Decrease (increase) in inventories                         1,376,052      (6,870,528)      9,050,092
        Decrease (increase) in prepaid expenses                      (70,209)         30,706          22,258
        Increase in other current assets                                --              --           (50,000)
        Decrease in loans due from employees and third party            --              --            50,000
        Increase (decrease) in trade accounts payable             (3,666,287)      6,638,399      (9,440,773)
        Increase (decrease) in accrued expenses                      108,479         (23,760)         70,956
                                                                ------------    ------------    ------------

          Net cash provided by operating activities               15,066,993       1,083,082       4,766,192
                                                                ------------    ------------    ------------

Cash flows from investing activities:
  Additions to fixed assets                                          (18,533)         (7,632)        (68,717)
  Issuance of loans due from employees and third party              (150,000)        (50,000)        (15,000)
  Repayment of loan due from employee                                   --            50,000            --
  Issuance of loans due from related parties                      (1,000,000)       (202,150)           --
  Repayment of loan due from related parties                            --         1,000,000            --
                                                                ------------    ------------    ------------

          Net cash (used in) provided by investing activities     (1,168,533)        790,218         (83,717)
                                                                ------------    ------------    ------------

Cash flows from financing activities:
  Proceeds from (repayments of) notes payable - banks             (9,100,000)      1,600,000      (1,800,000)
  Distributions to stockholders                                   (4,945,000)     (3,319,960)     (3,295,000)
                                                                ------------    ------------    ------------

          Net cash used in financing activities                  (14,045,000)     (1,719,960)     (5,095,000)
                                                                ------------    ------------    ------------

          Net increase (decrease) in cash                           (146,540)        153,340        (412,525)

Cash at beginning of year                                            552,886         406,346         559,686
                                                                ------------    ------------    ------------

Cash at end of year                                             $    406,346         559,686         147,161
                                                                ============    ============    ============

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                   $  1,845,213       1,229,607       1,331,056
                                                                ============    ============    ============

     Taxes                                                      $     68,500          90,367             300
                                                                ============    ============    ============

See accompanying notes to financial statements.

                             EMPIRE RESOURCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1996, 1997 and 1998


                                   Common       Retained
                                   stock        earnings        Total
                                -----------   -----------    -----------

Balances at December 31, 1995   $    50,000    10,973,134     11,023,134
Net income                             --       5,128,962      5,128,962
Dividends                              --      (4,945,000)    (4,945,000)
                                -----------   -----------    -----------
Balances at December 31, 1996        50,000    11,157,096     11,207,096
Net income                             --       3,844,649      3,844,649
Dividends                              --      (3,319,960)    (3,319,960)
                                -----------   -----------    -----------
Balances at December 31, 1997        50,000    11,681,785     11,731,785
Net income                             --       2,485,690      2,485,690
Dividends                              --      (3,295,000)    (3,295,000)
                                -----------   -----------    -----------

Balances at December 31, 1998   $    50,000    10,872,475     10,922,475
                                ===========   ===========    ===========



See accompanying notes to financial statements.

                             EMPIRE RESOURCES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

(1)    Organization

       Empire Resources, Inc. (the "Company") is engaged principally in the purchase, sale and distribution of nonferrous metals to a diverse customer base located throughout North America. The Company purchases from a wide array of suppliers located throughout the world. Two different suppliers accounted for 21% and 42% each of total purchases in 1998 and 1997, respectively. One supplier accounted for 12% and 18% of total purchases in 1998 and 1997, respectively. In 1998 and 1997, no other supplier or customer accounted for 10% or more of the Company's purchases and sales.

       The Company's operation is dependent upon its supplier relationships. The termination or limitation by any principal supplier of its relationship with the Company could have a material adverse effect on the Company's results of operations.

(2)    Summary of Significant Accounting Policies

       (a)    Revenue Recognition

              Revenue is recognized when title to the goods passes to the customers.

       (b)    Inventories

              Inventories are stated at the lower of cost or market. Cost is determined by the specific-identification method.

       (c)    Furniture and Equipment

              Furniture and equipment are stated at cost. Depreciation of furniture and equipment is calculated on the straight-line method over their estimated useful lives of five years.

                             EMPIRE RESOURCES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

        (d)   Foreign Exchange Contracts

              The Company enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase or sell nonferrous metals denominated in international currencies. These contracts reduce currency risk from exchange rate movements. Gains and losses are deferred and accounted for as part of the underlying transactions. In entering into these contracts, the Company has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Company does not expect any losses as a result of counterparty defaults because of the substantial size of the counterparties.

              In 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes new accounting and reporting standards for derivative instruments and hedging activities. The Company must adopt this statement by January 1, 2000. The Company has not determined the impact this statement will have on its financial position or results of operations.

       (e)    Option Contracts

              The Company enters into option contracts to lock in prices of nonferrous metals. The option premium paid is capitalized as prepaid options and is expensed on the maturity date.

       (f)    Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             EMPIRE RESOURCES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

 (3)   Financial Instruments

       The carrying amounts of financial instruments including cash, trade accounts receivable, prepaid options, loans receivable, trade accounts payable and notes payable - banks approximated fair value as of December 31, 1998 and 1997 because of the relatively short maturity of these instruments.

       The Company hedges its foreign currency exposure to the extent considered practicable by use of foreign exchange forward contracts. As of December 31, 1998, the Company had foreign exchange forward contracts maturing through November 1999 to purchase approximately $0.6 million in foreign currency, and to sell approximately $4.0 million in foreign currency, at contracted forward rates. As of December 31, 1997, the Company had foreign exchange forward contracts maturing through October 1998 to purchase approximately $1.6 million in foreign currency, and to sell approximately $7.4 million in foreign currency, at contracted forward rates. As of December 31, 1998 and 1997, the fair value of such foreign exchange forward contracts amounted to approximately $10,000 and $270,000, respectively.

(4)    Other Assets - Current and Noncurrent

       As of December 31, 1998, other current assets include a loan due from a third party of $50,000. This loan is noninterest bearing and will be repaid in the first quarter of 1999. As of December 31, 1997, this loan was included in loans due from employees and third party.

       As of December 31, 1998 and 1997, loans due from related parties consisted of a loan to Empire Resources Pacific Ltd., an affiliated company, in the amount of $202,150. As of December 31, 1998 and 1997, loans to employees amounted to $165,000 and $150,000, respectively. All of these loans are noninterest bearing and are not expected to be repaid within one year. During 1998, 1997 and 1996, the Company paid approximately $183,000, $200,000 and $4,000, respectively, in fees to an affiliate for certain services.

                             EMPIRE RESOURCES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

 (5)   Notes Payable - Banks

       At December 31, 1998 and 1997, the Company operated under a line of credit of $25,000,000 with two commercial banks. Borrowings by the Company under this line of credit are collateralized by security interests in the Company's accounts receivable and inventory. In addition, the Company is required to maintain working capital and net worth ratios, as defined by the loan agreement. As of December 31, 1998 and 1997, the weighted-average interest rate on the loans outstanding under the line of credit of $15,900,000 and $17,700,000 was 7.63% and 8.15%, respectively. The facility expires on March 31, 1999.

       The Company expects to renew the existing facility to June 30, 2001.

(6)    Income Taxes

       The Company has elected S corporation status for Federal income tax purposes. Accordingly, the Company is not subject to Federal tax on its income. Instead, the stockholders are required to include the Company's income or loss in their individual income tax returns. Income tax expense of $39,300, $50,418 and $68,500 for the years ended December 31, 1998,
       1997 and 1996, respectively, represents state and local taxes.

(7)    Commitments and Contingencies

       The Company leases its office facilities under a lease expiring on March 31, 2000. The future minimum rental payments under the lease are $173,802 in 1999 and $43,451 in 2000, and rental expense for the years ended December 31, 1998, 1997 and 1996, was $177,767, $169,234 and $161,203,
       respectively. Unused letters of credit at December 31, 1998 and 1997 amounted to $6,745,705 and $720,501, respectively.

                             EMPIRE RESOURCES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

(8)      Subsequent Events

       (a)    Promissory Notes

       On February 19, 1999 the Company distributed to its stockholders two promissory notes in the aggregate principal amount of $10,922,475. This amount represents the total stockholders' equity of the Company as of December 31, 1998. These promissory notes (1) bear interest at the rate of 6% per annum, (2) are due and payable in full on June 30, 1999 and (3) are secured by all accounts receivable and inventory of the Company that were in existence on the date the notes were issued and by any proceeds received in respect of such collateral.

       (b)    Merger Agreement

       On February 22, 1999 the Company signed a merger agreement (the "Merger Agreement") with Integrated Technology USA, Inc. ("ITI"). The merger is subject to approval of ITI's stockholders. Under the terms of the Merger Agreement, the Company will be merged with and into ITI and ITI will issue to the current stockholders of the Company 9,384,761 shares of common stock, of which 3,824,511 shares of common stock will be placed in escrow. Some or all of the escrowed shares will be released to the stockholders of the Company based on a two-year earn-out formula. Any escrowed shares not released to the stockholders of the Company will be returned to the treasury of the merged company or retired. Upon completion of the merger, the merged company will continue the business of the Company under the name of Empire Resources, Inc.

                             EMPIRE RESOURCES, INC.
                                 BALANCE SHEETS
                      December 31, 1998 and March 31, 1999


                                                                         December 31, 1998            March 31, 1999
                                                                         -----------------            --------------
                                                                                                       (unaudited)
                                 Assets
Current assets:
         Cash                                                            $      147,161                $     331,407
         Trade accounts receivable, less allowance for
             doubtful accounts of $125,788                                   20,438,800                   18,649,310
         Inventories                                                         14,005,173                   14,680,673
         Prepaid expenses                                                        70,670                       83,509
         Other current assets                                                    76,932                      127,335
                                                                         --------------                -------------
                  Total current assets                                       34,738,736                   33,872,234
Furniture and equipment                                                         276,493                      284,385
         Less:  accumulated depreciation                                       (196,459)                    (206,959)
                                                                         --------------                -------------
                  Net furniture and equipment                                    80,034                       77,426
Loan due from related party                                                     202,150                      202,150
Loans due from employees                                                        165,000                      150,000
                                                                         --------------                -------------
                                                                         $   35,185,920                $  34,301,810
                                                                         ==============                =============

                 Liabilities and Stockholders' Equity

Current liabilities:
         Notes payable - banks                                           $   15,900,000                $  19,050,000
         Notes payable to stockholders                                                -                   10,922,475
         Trade accounts payable                                               7,834,845                    4,232,406
         Accrued expenses                                                       528,600                      117,495
         Accrued interest on notes payable to stockholders                            -                       72,817
                                                                         --------------                -------------
                  Total current liabilities                                  24,263,445                   34,395,193
                                                                         ==============                =============

Stockholders' equity
         Common stock, no par value.  Authorized 200 shares:
           issued and outstanding 10 shares                                      50,000                       50,000
Retained earnings (accumulated deficit)                                      10,872,475                     (143,383)
                                                                         --------------                -------------
                  Total stockholders' equity (deficit)                       10,922,475                      (93,383)
                                                                         --------------                -------------
                  Total liabilities and stockholders' equity             $   35,185,920                $  34,301,810
                                                                         ==============                =============


See accompanying notes to financial statements

                             EMPIRE RESOURCES, INC.
                              STATEMENTS OF INCOME
                   Three months ended March 31, 1998 and 1999
                                   (unaudited)


                                                                   Three months ended March 31,
                                                               1998                             1999
                                                         ---------------                   -------------

Net sales                                                $    26,773,422                   $ 21,132,340
Cost of goods sold                                            25,025,031                     19,525,716
                                                         ---------------                   ------------
         Gross profit                                          1,748,391                      1,606,624

Selling, general and administrative expenses                     667,570                        680,870
Interest expense, net                                            378,451                        462,723
                                                         ---------------                   ------------
         Income before income taxes                              702,370                        463,031

Income taxes                                                       9,825                          6,414
                                                         ---------------                   ------------
         Net income                                      $       692,545                   $    456,617
                                                         ===============                   ============


See accompanying notes to financial statements

                             EMPIRE RESOURCES, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                        Three months ended March 31, 1999
                                   (Unaudited)


                                                                Common                  Retained earnings
                                                                 stock                      (deficit)               Total
                                                              ----------                -----------------        -----------

Balances at December 31, 1998                                 $   50,000                 $ 10,872,475            $10,922,475

Issuance of promissory notes to stockholders                                              (10,922,475)           (10,922,475)

Net income                                                                                    456,617                456,617

Dividends                                                                                    (550,000)              (550,000)
                                                              ----------                 ------------            -----------

Balances at March 31, 1999                                    $   50,000                  $  (143,383)             $ (93,383)
                                                              ==========                  ===========              =========



See accompanying notes to financial statements

                             EMPIRE RESOURCES, INC.
                            STATEMENTS OF CASH FLOWS
                   Three months ended March 31, 1998 and 1999

                                   (unaudited)

                                                                                          Three months ended March 31
                                                                                       1998                      1999
                                                                                 ---------------            -------------
Cash flows from operating activities:
    Net income                                                                   $       692,545            $      456,617
                                                                                 ---------------            --------------
       Adjustments to reconcile net income to cash
          provided by operating activities:
                Depreciation                                                              10,444                    10,500
                Changes in assets and liabilities
                   Decrease in accounts receivable                                     3,865,518                 1,789,490
                   Decrease (increase) in inventories                                 10,501,622                  (675,500)
                   Increase in prepaid expenses                                          (17,565)                  (12,839)
                   Increase in other current assets                                            -                   (50,403)
                   Decrease in trade accounts payable                                (10,850,625)               (3,602,439)
                   Decrease in accrued expenses                                         (176,630)                 (411,105)
                   Decrease in loans due from employees                                        -                    15,000
                   Increase in accrued interest on notes payable to stockholders               -                    72,817
                                                                                 ---------------            --------------
                     Net cash provided by (used in) operating activities               4,025,309                (2,407,862)
                                                                                 ---------------            --------------

Cash flows from investing activities:
    Additions to fixed assets                                                             (9,745)                   (7,892)
                                                                                 ---------------            --------------
                     Net cash used in investing activities                                (9,745)                   (7,892)
                                                                                 ---------------            --------------
Cash flows from financing activities:
    (Repayments of) proceeds from notes payable - banks                               (3,250,000)                3,150,000
    Distributions to stockholders                                                       (410,000)                 (550,000)
                                                                                 ---------------            --------------
                     Net cash (used in) provided by financing activities              (3,660,000)                2,600,000
                                                                                 ---------------            --------------
                     Net increase in cash                                                355,564                   184,246
Cash at beginning of period                                                              559,686                   147,161
                                                                                 ---------------            --------------
Cash at end of period                                                            $       915,250                   331,407
                                                                                 ===============            ==============
Supplemental disclosures of cash information
    Cash paid during the year for:

       Interest                                                                  $       378,451            $      368,384
                                                                                 ===============            ==============
       Taxes                                                                     $             -            $          830
                                                                                 ===============            ==============
       Non-cash financing activity:

          Notes payable to stockholders                                          $             -            $   10,922,475
                                                                                 ===============            ==============

See accompanying notes to financial statements

                             EMPIRE RESOURCES, INC.

                          Notes to financial statements


(1)      Presentation

The accompanying unaudited financial statements have been prepared by management and include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial position, results of operations and cash flow of the Company. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the operating results to be expected for the year ending December 31, 1999. For further information, refer to the Company's financial statements and notes thereto for the year ended December 31, 1998.

(2)      Promissory Notes

On February 19, 1999 the Company distributed to its stockholders two promissory notes in the aggregate principal amount of $10,922,475. This amount represents the total stockholders' equity of the Company as of December 31, 1998. These promissory notes (1) bear interest at the rate of 6% per annum, (2) are due and payable in full on August 31, 1999 (as extended from June 30, 1999) and (3) are secured by all accounts receivable and inventory of the Company that were in existence on the date the notes were issued and by any proceeds received in respect of such collateral.

(3)      Merger Agreement

On February 22, 1999 the Company signed a merger agreement (the "Merger Agreement") with Integrated Technology USA, Inc. ("ITI"). The merger is subject to approval of ITI's stockholders. Under the terms of the Merger Agreement, the Company will be merged with and into ITI and ITI will issue to the current stockholders of the Company 9,384,761 shares of common stock, of which 3,824,511 shares of common stock will be placed in escrow. Some or all of the escrowed shares will be released to the stockholders of the Company based on a two-year earn-out formula. Any escrowed shares not released to the stockholders of the Company will be returned to the treasury of the merged company or retired. Upon completion of the merger, the merged company will continue the business of the Company under the name of Empire Resources, Inc.